UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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Royal Caribbean Cruises Ltd.

(Name of Registrant as Specified In Its Charter)

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Royal Caribbean Cruises Ltd.

NOTICE OF 2017 ANNUAL MEETING AND PROXY STATEMENT

MIAMI, FLORIDA ½ MAY 22, 2017

PROXY SUMMARY

Our Annual Meeting is an important event and we look forward to welcoming you. It provides Management and the Board of Directors with an opportunity to receive collective feedback from our shareholders on how we are performing. We place significant value on your opinion and we have strived to highlight in this summary key information for your consideration. It is important, however, that you read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders		Meeting Agenda

When:	May 22, 2017 9:00 AM EDT	●	Elect directors
		●	Approve executive compensation
		●	Vote on frequency of shareholder vote on executive compensation
Where:	JW Marriott Marquis Miami 255 Biscayne Boulevard Way Miami, Florida 33131	●	Ratify Pricewaterhouse Coopers LLP as our independent auditor
		●	Other business that may properly come before the meeting

Record Date:	March 27, 2017

Voting:	Shareholders as of the record date are entitled to vote.

Admission to Meeting:	We encourage our shareholders to attend the meeting. Proof of share ownership will be required for admission. See “General Information” for details.

Voting Matters and Vote Recommendation

	Page for More Information	Board Vote Recommendation
Election of twelve directors	19	FOR
Vote on executive compensation	28	FOR
Vote on frequency of executive compensation vote	52	1 YEAR
Ratification of Pricewaterhouse Coopers LLP as our independent auditor	53	FOR

Board Nominees

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
					AC	TCC	NGC	SEH
John F. Brock	68	2014	Former Chairman & CEO, Coca-Cola European Partners	Yes		M	M
Richard D. Fain	69	1981	Chairman & CEO, Royal Caribbean	No
William L. Kimsey	74	2003	Former CEO, Ernst & Young Global	Yes	C		M
Maritza G. Montiel	65	2015	Former Deputy CEO & Vice Chairman, Deloitte	Yes	M
Ann S. Moore	66	2012	Former Chairman & CEO, Time	Yes		M
Eyal M. Ofer	66	1995	Chairman, Ofer Global and Zodiac Group	Yes			M	M
Thomas J. Pritzker	66	1999	Executive Chairman, Hyatt Hotels	Yes			C
William K. Reilly	77	1998	Founding Partner, Aqua International Partners	Yes				C
Bernt Reitan	69	2004	Former Executive Vice President, Alcoa	Yes	M	C
Vagn O. Sørensen	57	2011	Former President & CEO, Austrian Airlines Group	Yes	M	M		M
Donald Thompson	54	2015	Former President & CEO, McDonald’s	Yes		M		M
Arne Alexander Wilhelmsen	51	2003	Chairman, AWILHELMSEN AS	Yes			M

AC	Audit Committee	C	Chair
TCC	Talent and Compensation Committee	M	Member
NGC	Nominating and Corporate Governance Committee	SEH	Safety, Environment and Health Committee

Governance Highlights

We are committed to maintaining strong governance practices and believe that our shareholders are best served by an independent, diverse, well-functioning Board with an appropriate balance between continuity and fresh perspective. In 2016, we took several actions to further enhance our governance processes, including increasing the required number of independent Board members from a majority to two-thirds and expanding the role of the Talent and Compensation Committee to include oversight of talent development. Below, we highlight our key corporate governance practices and policies:

Board of Directors
Size of Board	12 directors
Director Independence	92% of our directors are independent (11 out of 12). Our Corporate Governance Principles require two-thirds of our directors to be independent.
Lead Independent Director (“Lead Director”)	William L. Kimsey
Board Committees	Audit Committee, Talent and Compensation Committee, Nominating and Corporate Governance Committee and Safety, Environment and Health Committee
Board Committee Independence	All Board committees consist entirely of independent directors
Director Attendance	All directors attended at least 75% of Board and applicable Board committee meetings
Executive Sessions	Our independent directors regularly meet in executive session without management present
Board Evaluation Process	On an annual basis, the Nominating and Corporate Governance Committee oversees an evaluation of Board and Board committee performance
Board Refreshment	4 of 11 non-management directors joined the Board within the last 5 years
CEO Succession Planning	Overseen by the Talent and Compensation Committee, in consultation with the CEO. The Talent and Compensation Committee reports at least annually to full Board
Financial Expertise	3 “audit committee financial experts” on our Audit Committee
Rights of Shareholders
Annual Election of Directors	Yes
Voting for Directors	Majority of votes cast
Right to Call Special Meetings	Shareholders with at least 50% of the outstanding shares can call Special Meetings
Advisory Say-on-Pay Vote	Annual
Poison Pill	No
Compensation Accountability
Equity Ownership Guidelines	• CEO—8x salary • Other NEOs—5x salary • Board of Directors—3x annual cash retainer
Share Holding Requirements	Officers who have not reached target equity ownership must retain at least 50% of net after-tax shares received upon vesting and exercise of awards until target reached
Hedging of Company Shares	Prohibited for all employees and members of the Board of Directors
Clawback Provisions	Equity and annual incentive plans permit recoupment in case of a restatement for material non-compliance with financial reporting requirements

Executive Compensation Programs

2016 was a strong year for the Company both operationally and financially, culminating in another consecutive year of record earnings despite a challenging geopolitical and foreign currency environment. At the end of 2016, we believe our business is well positioned, with bookings at record levels and brand preference, employee engagement and guest satisfaction scores at an all-time high. Our compensation programs responded to these outcomes as outlined below.

How We Performed	How We Paid our Executives

●     Record Adjusted EPS* of $6.08, representing a fourth consecutive year of 20%+ year over year earnings growth

●     Record Adjusted Net Income* in excess of $1.3 billion

●     3rd consecutive year of 15%+ year over year growth in Return on Invested Capital (ROIC)

●     7th consecutive year of yield improvement, including 5th consecutive year of onboard revenue yield growth

●     Continued demonstrated strong cost discipline

●     Rating outlook improved to positive from stable by both Moody’s and S&P

●     Significant operational/strategic achievements, including:

●     Successful introduction of Ovation of the Seas and Harmony of the Seas as well as Mein Schiff 5

●     Secured agreements for new ship orders to maintain targeted moderate growth rate

●     Completed sale of Splendour of the Seas and contracted to sell Legend of the Seas

●     Sale of 51% of and formation of a joint venture to operate the Pullmantur brand

●     27% dividend growth

●     Completion of $500 million share repurchase program

●     Continued focus on “at-risk” pay, with 89% of target compensation for our Chairman & CEO (and 78% for other NEOs) variable based on Company performance

●     Increased the percentage of the Chairman & CEO’s long-term incentive compensation award allocated to performance shares from 55% to 60% (with the balance awarded in time-based RSUs).

●     Recognizing that the Chairman & CEO’s total target compensation was below market median (40th percentile) and in light of continued high performance, increased his total target compensation by approximately 9%:

●     87.5% of the increase variable based on the Company’s achievement of predefined target metrics;

●     62.5% of the increase consisted of additional equity, all of which was awarded in the form of performance shares

●     Paid bonus to our Chairman & CEO at 125% of target

●     Where appropriate to better align with the market median, increased base salary, bonus target and long-term incentive levels for the other NEOs

●     Paid bonuses to our other NEOs between 116% and 133% of target based on exceeding defined metrics

*	See Annex A for a reconciliation of non-GAAP and GAAP measures presented

We place significant focus on the design of our executive compensation programs as we believe their effectiveness is crucial to our success as a company. We assess our programs regularly and strive to continuously make improvements as well as incorporate shareholder feedback. Our 2016 executive compensation program was generally consistent with the prior year’s program with the exception that we further increased the emphasis on performance for our Chairman & CEO’s compensation package by adjusting the split on his long-term incentive compensation from 55% performance shares/45% restricted stock units to 60% performance shares/40% restricted stock units.

For a detailed discussion of our executive compensation program, please see the “Compensation Discussion and Analysis” beginning on page 28.

ROYAL CARIBBEAN CRUISES LTD.

1050 Caribbean Way

Miami, Florida 33132

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Royal Caribbean Cruises Ltd. will be held at 9:00 A.M., EDT, on Monday, May 22, 2017 at the JW Marriott Marquis Miami, 255 Biscayne Boulevard Way, Miami, Florida 33131, for the following purposes:

1.	To elect twelve directors to our Board of Directors, each for a one-year term expiring in 2018;

2.	To hold an advisory vote to approve the compensation of our named executive officers;

3.	To hold an advisory vote on the frequency of future advisory votes on executive compensation;

4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

5.	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on March 27, 2017 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

To make it easier for you to vote, Internet voting is available. The instructions on your proxy card describe how to use these convenient services.

The proxy statement and accompanying materials are being mailed on or about April 20, 2017. All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, you are urged to vote as soon as possible by Internet or mail so that your shares may be voted in accordance with your wishes. The giving of a proxy does not affect your right to revoke it later or vote your shares in person in the event you should attend the Annual Meeting.

/s/ Bradley H. Stein
April 18, 2017	Bradley H. Stein
General Counsel and Secretary

ROYAL CARIBBEAN CRUISES LTD.

1050 Caribbean Way

Miami, Florida 33132

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 22, 2017

This proxy statement is being furnished to you in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the JW Marriott Marquis Miami, 255 Biscayne Boulevard Way, Miami, Florida 33131 on Monday, May 22, 2017 at 9:00 a.m., EDT, and any adjournments or postponements thereof. References in this proxy statement to “we,” “us,” “our,” the “Company” and “Royal Caribbean” refer to Royal Caribbean Cruises Ltd. The complete mailing address, including zip code, of our principal executive offices is 1050 Caribbean Way, Miami, Florida 33132 and our telephone number is (305) 539-6000.

IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2016 are available online at www.proxyvote.com. Instead of receiving copies of our future annual reports, proxy statements, and proxy cards by mail, shareholders can elect to receive an email that will provide electronic links to our proxy materials and an electronic link to the proxy voting site. Choosing to receive your future proxy materials online will save us the cost of printing and mailing documents to you and help conserve natural resources. You may sign up for electronic delivery by visiting www.proxyvote.com. If you elect to receive these materials by electronic delivery, you may change your election at any time.

GENERAL INFORMATION

Who May Vote

Each share of our common stock outstanding as of the close of business on March 27, 2017 (the record date) is entitled to one vote at the Annual Meeting. At the close of business on March 27, 2017, 214,922,264 shares of our common stock were outstanding and entitled to vote. You may vote all of the shares owned by you as of the close of business on the record date. These shares include shares that are (1) held of record directly in your name (in which case, you are a “Record Holder” with respect to such shares) and (2) held for you as the beneficial owner through a broker, bank or other nominee (in which case, you are a “Beneficial Holder” with respect to such shares). There are some distinctions between being a Record Holder and a Beneficial Holder as described herein.

Shares held of record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the Record Holder with respect to those shares, and this proxy statement was sent directly to you by Royal Caribbean. As the Record Holder, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use. You may also vote on the Internet as described in the proxy card and below under the heading “How to Vote.”

Shares owned beneficially

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the Beneficial Holder of shares held in street name, and this proxy statement was forwarded to you by your broker or other nominee who is considered, with respect to those shares, the shareholder of record. As the Beneficial Holder, you have the right to direct your broker or other nominee on how to vote the shares in your account, and you are also invited to attend the Annual Meeting.

Requirements to Attend the Annual Meeting

You are invited to attend the Annual Meeting if you are a Record Holder or Beneficial Holder as of March 27, 2017. If you are a Record Holder, you must bring proof of identification such as a valid driver’s license for admission to the Annual Meeting. If you are a Beneficial Holder, you will need to provide proof of ownership by bringing either your proxy card provided to you by your broker or a copy of your brokerage statement showing your share ownership as of March  27, 2017.

How to Vote

Voting in Person

Shares held in your name as the Record Holder may be voted in person at the Annual Meeting. Shares for which you are the Beneficial Holder may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting Without Attending the Annual Meeting

Regardless of how you hold your shares, you may vote your shares without attending the Annual Meeting. You may vote by granting a proxy or, for shares held as a Beneficial Holder, by submitting voting instructions to your broker or other nominee. You may also vote using the Internet or by mail as outlined on your proxy card. Please see your proxy card or the information your broker or other holder of record provided to you for more information on these options. Votes cast by Internet have the same effect as votes cast by submitting a written proxy card.

How Proxies Work

All properly executed proxies will be voted in accordance with the instructions contained thereon and, if no choice is specified, the proxies will be voted:

•	FOR the election of the twelve nominees for director named below (Proposal No. 1);

•	FOR the approval of the compensation of our named executive officers (Proposal No. 2);

•	ONE YEAR, as to the frequency of future advisory votes on executive compensation (Proposal No. 3); and

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP (Proposal No. 4).

Under New York Stock Exchange (“NYSE”) rules, if you are a Beneficial Holder and you do not instruct your broker or other nominee in a timely fashion how to vote your shares, the broker or nominee can vote your shares as it sees fit only on matters that are determined to be routine, and not on any other proposal. Proposal No. 4 regarding the ratification of the auditors is a routine proposal and, accordingly, your broker or other nominee may vote on such proposal even if it does not receive voting instructions from you. Your broker or other nominee cannot vote on Proposals No. 1, 2 or 3 without your instructions and, accordingly, failure to provide them with specific voting instructions will result in “broker non-votes” with respect to these proposals.

Matters to be Presented

We are not aware of any matters to be presented for a vote at the Annual Meeting other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, the proxies will vote your shares on the new meeting date in accordance with your previous instructions, unless you have revoked your proxy.

Vote Necessary to Approve Proposals

We will hold the Annual Meeting if holders of a majority of the shares of common stock entitled to vote are represented at the Annual Meeting in person or by proxy. If you vote via the Internet or sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

The affirmative vote of a majority of the votes cast by the holders of outstanding shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote with respect to the subject proposal is required to approve each Proposal.

Although abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, they will not have any effect on the outcome of any proposal.

Prior to the Annual Meeting, we will select one or more inspectors of election for the meeting. Such inspectors shall determine the number of shares of common stock represented at the Annual Meeting, the existence of a quorum and the validity and effect of proxies. They shall also receive, count and tabulate ballots and votes and determine the results thereof.

Revoking a Proxy

Any proxy may be revoked by a shareholder at any time prior to the final vote at the Annual Meeting by voting again on a later date via the Internet (only your latest Internet proxy submitted prior to the Annual Meeting will be counted), by signing and submitting a later-dated proxy or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to our corporate secretary at 1050 Caribbean Way, Miami, Florida 33132 a written notice of revocation prior to the Annual Meeting.

CORPORATE GOVERNANCE

We are committed to maintaining strong governance practices as we evolve as a company and regularly assess our practices to determine effectiveness and whether additional enhancements should be made.

Corporate Governance Principles

We have adopted corporate governance principles which, along with our Board committee charters, provide the framework for the governance of the Company. The corporate governance principles address such matters as director qualifications, director independence, director compensation, Board committees and committee evaluations. We believe that the corporate governance principles comply with the corporate governance rules adopted by the NYSE. A copy of these principles is posted in the corporate governance section on our website at www.rclcorporate.com/investors.

Board of Directors and Committees

Meetings

The Board held five meetings during 2016. In 2016, each of our directors attended at least 75% of an aggregate of all meetings of the Board and of any committees on which he or she served during the period the director was on the Board or committee. Our independent directors regularly meet in executive session without management directors present. The Lead Director presides at such meetings.

We do not have a formal policy regarding Board member attendance at the annual shareholders meeting. Two of our Board members attended our 2016 annual shareholders meeting.

Board Committees

The Board has established four standing committees: the Audit Committee, the Talent and Compensation Committee, the Nominating and Corporate Governance Committee and the Safety, Environment and Health Committee, each of which consists solely of independent directors. Each committee has adopted a written charter, meets periodically throughout the year, reports its actions and recommendations to the Board, receives reports from senior management, annually evaluates its performance and has the authority to retain outside advisors in its discretion. The primary responsibilities of each committee are summarized in the charts below and set forth in more detail in each committee’s written charter, which can be found in the corporate governance section on our website at www.rclcorporate.com/investors. In addition to these committees, the Board may, from time to time, authorize additional Board committees to assist the Board in executing its responsibilities.

Audit Committee
Members:	Responsibilities:
William L. Kimsey (Chair)	• Oversight of
Maritza G. Montiel	¡ the integrity of our financial statements
Bernt Reitan Vagn O. Sørensen

¡      the qualifications and independence of our principal independent auditor

¡      the performance of our internal audit function and principal independent auditor

¡      our compliance with the legal and regulatory requirements in connection with the foregoing

•      Review of and discussions with management and the principal independent auditor regarding the annual audited and quarterly financial statements of the Company and related disclosures

• Preparation of Report of the Audit Committee (page 54)

Meetings Held During	Independence and Financial Expertise:
2016: 9

•      The Board has determined that each member of the Audit Committee is independent within the meaning of the NYSE and SEC standards of independence for directors and audit committee members

•      The Board has concluded that Mr. Kimsey, Ms. Montiel and Mr. Sørensen each qualify as an “audit committee financial expert” within the meaning of SEC rules

Talent and Compensation Committee
Members:	Responsibilities:
Bernt Reitan (Chair) John F. Brock Ann S. Moore Vagn O. Sørensen Donald Thompson

•      Overall responsibility for approving and evaluating the executive compensation plans, policies and programs of the Company

•      Annual determination of CEO compensation levels, taking into account corporate goals and CEO performance against these goals

•      Annual determination of senior executive compensation levels

•      Periodic review and recommendations for director compensation

•      Periodic review of talent development programs and succession planning

•      Preparation of Report of the Talent and Compensation Committee (page 42)

Meetings Held During	Independence:
2016: 3

•      The Board has determined that each member of the Talent and Compensation Committee is independent within the meaning of the NYSE standards of independence for directors and compensation committee members

Nominating and Corporate Governance Committee
Members:	Responsibilities:
Thomas J. Pritzker (Chair) John F. Brock William L. Kimsey	• Identification of individuals qualified to become Board members • Recommendation to the Board of director nominees
Eyal M. Ofer Arne Alexander Wilhelmsen	• Recommendation to the Board of corporate governance principles • Recommendation to the Board of Board committee nominees

• Recommendation to the Board of Board committee structure, operations and Board reporting • Oversee evaluation of Board and management performance

Meetings Held During	Independence:
2016: 3	• The Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the NYSE standards of independence for directors

Safety, Environment and Health Committee
Members:	Responsibilities:
William K. Reilly (Chair) Eyal M. Ofer Vagn O. Sørensen Donald Thompson

•      Oversight of our management concerning the implementation and monitoring of our safety (including security), environmental and health programs and policies

•      Monitor overall safety, environment and health compliance and performance

•      Review of safety, environment and health programs and policies on board our cruise ships

Meetings Held During 2016: 3

Board Leadership Structure

The Board believes that one of its key responsibilities is to evaluate and implement an optimal leadership structure to facilitate appropriate oversight by an engaged Board of Directors. The Board regularly considers these matters and has concluded that the current leadership structure is appropriate to the Company’s current circumstances.

The current leadership structure of the Board consists of:

Name	Title
Richard Fain	Chairman and Chief Executive Officer
William Kimsey	Lead Director, Chairman of Audit Committee
Bernt Reitan	Chairman of Talent and Compensation Committee
Thomas Pritzker	Chairman of Nominating and Corporate Governance Committee
William Reilly	Chairman of Safety, Environment and Health Committee

Mr. Kimsey is our Lead Director. As Lead Director, Mr. Kimsey is responsible for presiding at and calling meetings of non-management directors, serving as a liaison between the Chairman and the non-management directors, advising the Chairman on and approving Board meeting agendas and schedules as well as information sent to the Board and, if requested by major shareholders, being available as appropriate for consultation and direct communication. The Lead Director serves at the pleasure of the non-management directors and may be replaced at any time by a majority of the non-management directors.

The Board also regularly reviews the management structure within the Company and has concluded that combining the roles of Chairman and Chief Executive Officer is the most appropriate for our current circumstances. Mr. Fain has served as both Chairman & CEO for almost 30 years. His experience and knowledge of our company and his position in our industry are unparalleled. He has effectively led the Company in both roles during the Company’s evolution, including through a number of challenging industry and macroeconomic environments. Over the years, he has developed strong working relationships and trust with other members of the Board. Further, the Board believes that the significant leadership roles undertaken by Mr. Kimsey as well as the various independent directors who chair the other Board committees strike an appropriate balance between effective Board leadership and independent oversight of management.

While currently appropriate, the Board notes that this conclusion is very specific to today’s circumstances. As these specific circumstances change, the Board intends to review the leadership structure, including the issue of combining the Chairman and Chief Executive Officer roles, and to make any changes that are appropriate at that time.

Talent Development and Succession Planning

Our Talent and Compensation Committee is responsible for overseeing our talent development programs for our senior executives, including initiatives and practices to further enhance their skills and experience in order to ensure the continuity of capable management. As part of this responsibility, the Talent and Compensation Committee, in consultation with the Chairman & CEO, annually reviews and reports to the Board on management succession planning. This review includes an assessment of the qualifications for the Chief Executive Officer job, an evaluation of potential successors to the position, consideration of the appropriate process going forward and a review of our emergency management succession plan.

Risk Oversight and Board Role

We have a formal enterprise risk management program. Pursuant to this program, management annually performs a Company-wide enterprise risk assessment under the supervision of the Audit & Advisory Services department. This assessment is updated at least once during the course of the year. The assessment identifies those risks inherent in our business plans and strategies with the greatest potential to impact the achievement of our business objectives. This assessment is used to provide us with a risk-based approach to managing our business. Management reviews and discusses the risk assessment report and updates thereto with the Audit Committee and the Board. In addition, committees of the Board consider and review with management at regularly scheduled committee meetings ongoing financial, strategic, operational, legal and compliance risks inherent in the business activities applicable to each committee’s area of responsibility. The committee chairs inform the Board of the outcome of these reviews through reports to the Board at the regularly scheduled Board meetings.

Director Independence

Under our corporate governance principles, two-thirds of our directors are required to be independent within the meaning of the NYSE standards of independence for directors. Our corporate governance principles contain guidelines established by the Board to assist it in determining director independence in accordance with these NYSE standards. The Board believes that directors who do not meet the NYSE independence standards also make valuable contributions to the Board and to the Company by reason of their experience and wisdom, and the Board expects that some minority of its Board will not meet the NYSE independence standards.

To be considered independent under the NYSE independence standards, the Board must determine that a director does not have any direct or indirect material relationship with the Company or any of its subsidiaries (collectively, the “Royal Caribbean Group”). The Board has established the following guidelines to assist it in determining director independence in accordance with those standards:

•	A director will not be independent if:

¡

the director is, or has been within the preceding three years, an employee of the Royal Caribbean Group, or an immediate family member is, or has been within the preceding three years, an executive officer of the Royal Caribbean Group, other than in each instance as interim Chairman, interim CEO or other interim executive officer;

¡

the director or an immediate family member has received during any twelve-month period within the preceding three years more than $120,000 in direct compensation from the Royal Caribbean Group other than (A) director and committee fees, (B) pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (C) compensation for former services as an interim Chairman, interim CEO or other interim executive officer or (D) compensation to an immediate family member for service as a non-executive employee of the Royal Caribbean Group;

¡

the director is a current partner or employee of Royal Caribbean’s internal or external auditor (in either case, the “Auditor”) or has an immediate family member who is either (A) a current partner of the Auditor or (B) a current employee who personally works on Royal Caribbean’s audit;

¡	the director or an immediate family member was within the last three years a partner or employee of the Auditor and personally worked on Royal Caribbean’s audit within that time;

¡

the director or an immediate family member is, or has been within the preceding three years, employed as an executive officer of another company where any of Royal Caribbean’s current executive officers at the same time serves or served on the compensation committee of that other company; or

¡

the director is an employee of another company that does business with the Royal Caribbean Group, or the director has an immediate family member that is an executive officer of another company that does business with the Royal Caribbean Group and, in either case, the annual payments to, or payments from, the Royal Caribbean Group within any of the three most recently completed fiscal years exceed $1,000,000 or two percent of the annual consolidated gross revenues of the other company (whichever is greater).

•	The following commercial relationships will not be considered to be material relationships that would impair a director’s independence:

¡

if a director is an employee of another company that does business with the Royal Caribbean Group and the annual payments to, or payments from, the Royal Caribbean Group are less than $1,000,000 or two percent of the annual consolidated revenues of the company he or she serves as an employee (whichever is greater);

¡

if a director is an employee of another company which is indebted to the Royal Caribbean Group, or to which the Royal Caribbean Group is indebted, and the total amount of indebtedness to the other is less than two percent or $1,000,000 (whichever is greater) of the total consolidated assets of the company he or she serves as an employee; and

¡

if an immediate family member of a director is an executive officer of another company that does business with the Royal Caribbean Group, and the annual payments to, or payments from, the Royal Caribbean Group, are less than two percent or $1,000,000 (whichever is greater) of the annual consolidated revenues of the company the immediate family member serves as an executive officer.

Each director must regularly disclose to the Board whether his or her relationships satisfy these independence tests. Based on these disclosures and other information available to it, the Board has determined that each of the directors is independent with the exception of Mr. Fain, who is not considered independent as a result of his position as Chairman & CEO of the Company. In determining that Mr. Pritzker is independent, the Board considered the transactions described below in “Certain Relationships and Related Person Transactions—Related Person Transactions”.

Selection of Director Candidates

In identifying and evaluating candidates for nomination to the Board, the Nominating and Corporate Governance Committee considers the personal and professional ethics, integrity and values of the candidate, his or her willingness and ability to evaluate, challenge and stimulate, and his or her ability to represent the long-term interests of the shareholders. The Nominating and Corporate Governance Committee also considers the candidate’s experience in business and other areas that may be relevant to the activities of the Company, his or her leadership ability, the applicable independence requirements, the current composition of the Board and the appropriate balance between the value of continuity of service by existing members of the Board with that of obtaining a new perspective.

The Board recognizes the value and importance of diversity and has designed our director nomination process to consider diversity when evaluating prospective nominees. As diversity can encompass many attributes, our corporate governance principles make clear that our definition of diversity includes matters of race, gender and ethnicity. The Nominating and Corporate Governance Committee is committed to seeking out qualified and diverse director candidates, including women and individuals from minority groups, to include in the pool from which nominees are chosen.

The Nominating and Corporate Governance Committee has been committed to refreshing the Board by adding new directors. Four new members have been added to the Board within the past five years. These persons bring different experiences to the Board and, in the case of three of them, expand the Board’s diversity in terms of gender, race and ethnicity.

The Nominating and Corporate Governance Committee regularly engages third party search firms to identify or assist in identifying potential director nominees. The Nominating and Corporate Governance Committee seeks to identify director candidates from a variety of sources, including search firms, personal connections, shareholder recommendations and recommendations by others. The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders that are submitted as described in our corporate governance principles. During the last year, we employed an outside firm to assist us with our search process for new directors. In working with this firm, the Nominating and Corporate Governance Committee explicitly requested that they look for diverse candidates.

Family Relationships

There are no family relationships among our executive officers and directors or director nominees.

Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all our employees, including our executive officers, and our directors. A copy of the Code of Business Conduct and Ethics is posted in the corporate governance section of our website at www.rclcorporate.com/investors and is available in print, without charge, to shareholders upon written request to our Corporate Secretary at Royal Caribbean Cruises Ltd., 1050 Caribbean Way, Miami, Florida 33132. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to investors by posting on our website at www.rclcorporate.com/investors.

Compensation Committee Interlocks and Insider Participation

During 2016, none of the members of the Talent and Compensation Committee (a) was an officer or employee of the Company or any of its subsidiaries, (b) was a former officer of the Company or any of its subsidiaries or (c) had any related party relationships requiring disclosure under Item 404 of SEC Regulation

S-K. During 2016, no executive officer of the Company served as a member of the board of directors or on the compensation committee of any other company, one of whose executive officers or directors serve or served as a member of the Board or the Talent and Compensation Committee of the Company.

Contacting Members of the Board

The Board welcomes questions and comments. Interested parties who wish to communicate with non-management members of the Board can address their communications to the attention of our Corporate Secretary at our principal address at 1050 Caribbean Way, Miami, Florida 33132 or via email to bstein@rccl.com. The Corporate Secretary maintains a record of all such communications and promptly forwards to the Lead Director those communications that the Corporate Secretary believes require immediate attention. The Corporate Secretary periodically provides a summary of all such communications to the Lead Director and he, in turn, notifies the Board or the chairs of the relevant committees of the Board of those matters that he believes are appropriate for further action or discussion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

This table sets forth information as of March 27, 2017 about persons we know to beneficially own(1) more than five percent of our common stock.

Name of Beneficial Owner	Shares of Common Stock (#)		Percentage of Ownership(2)
AWILHELMSEN AS	29,934,512	(3)	13.9%
The Vanguard Group	15,949,690	(4)	7.4%
Baillie Gifford & Co.	13,770,426	(5)	6.4%
Osiris Holdings Inc.	11,277,680	(6)	5.2%
PRIMECAP Management Company	10,905,505	(7)	5.1%

(1)

A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 27, 2017 upon exercise of options, warrants and convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from March 27, 2017 have been exercised.

(2)	Applicable percentage ownership is based on 214,922,264 shares of common stock outstanding as of March 27, 2017.

(3)

AWILHELMSEN AS is a Norwegian corporation, the indirect beneficial owners of which are members of the Wilhelmsen family of Norway. The shares reported in the table include 5,035,259 shares owned by AWECO Invest AS, an affiliate of AWILHELMSEN AS. AWILHELMSEN AS has the power to vote and dispose of the shares owned by AWECO Invest AS pursuant to an agreement between AWILHELMSEN AS and AWECO Invest AS. The address of AWILHELMSEN AS is Beddingen 8, Aker Brygge, Vika N-0118 Oslo, Norway.

(4)

Represents shares beneficially owned by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355. The foregoing information is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2017.

(5)

Represents shares beneficially owned by Baillie Gifford & Co., Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK. The foregoing information is based solely on a Schedule 13G/A filed by Baillie Gifford & Co. with the SEC on February 6, 2017.

(6)

Osiris Holdings Inc. (“Osiris”) is a Liberian corporation, the indirect beneficial owner of which is a trust primarily for the benefit of certain members of the Ofer family. The shares reported in the table include 9,656,380 shares owned by Osiris and 1,621,300 shares owned by a subsidiary of Osiris. The address of Osiris is c/o Bex Property Management S.A.M., 3 Ruelle Saint Jean, MC 98000 Monaco.

(7)

Represents shares beneficially owned by PRIMECAP Management Company, 177 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105. The foregoing information is based solely on a Schedule 13G/A filed by PRIMECAP Management Company with the SEC on February 9, 2017.

Security Ownership of Directors and Executive Officers

This table sets forth information as of March 27, 2017 about the number of shares of common stock beneficially owned(1) by (i) our directors; (ii) the named executive officers listed in the “Compensation Discussion and Analysis” below; and (iii) our directors and executive officers as a group.

The number of shares beneficially owned by each named person or entity is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.

No shares of common stock held by our directors or named executive officers have been pledged.

Name of Beneficial Owner	Shares of Common Stock (#)(2)		Percentage of Ownership(3)
Michael W. Bayley	4,421		*
John F. Brock	10,349		*
Richard D. Fain	1,608,509	(4)	*
Adam M. Goldstein	204,079		*
William L. Kimsey	16,405		*
Jason T. Liberty	581		*
Lisa Lutoff-Perlo	—		*
Maritza G. Montiel	1,793
Ann S. Moore	12,152		*
Eyal M. Ofer	26,074	(5)	*
Thomas J. Pritzker	851,884	(6)	*
William K. Reilly	12,744		*
Bernt Reitan	11,077		*
Vagn O. Sørensen	18,871		*
Donald Thompson	2,710		*
Arne Alexander Wilhelmsen	29,940,350	(7)	13.9%
All directors and executive officers as a group (20 persons)	32,826,586		15.3%

*	Denotes beneficial ownership of less than 1% of the outstanding shares of common stock

(1)

A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 27, 2017 upon exercise of options, warrants and convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from March 27, 2017 have been exercised.

(2)

The holdings reported in this column for each person include shares of common stock issuable upon the exercise of stock options that are exercisable as of March 27, 2017 or will be exercisable within 60 days from March 27, 2017 and the vesting of restricted stock units and performance shares that are scheduled to vest within 60 days from March 27, 2017 as follows:

Mr. Fain	154,112	Mr. Ofer	14,176	Director/Officer	216,281
Mr. Liberty	581	Mr. Pritzker	14,176	group

The reported holdings do not include options that are not exercisable within 60 days of March 27, 2017, restricted stock units that are not scheduled to vest or settle within 60 days of March 27, 2017 and performance shares that are not scheduled to vest within 60 days of March 27, 2017.

(3)	Applicable percentage ownership is based on 214,922,264 shares of common stock outstanding as of March 27, 2017.

(4)

Includes 426,912 shares owned by various trusts primarily for the benefit of certain members of the Fain family. Mr. Fain disclaims beneficial ownership of some or all of these shares. Does not include shares owned by other trusts for the benefit of members of the Fain family in which Mr. Fain does not have any beneficial or pecuniary interest or shares directly or indirectly owned by Mr. Fain’s adult children.

(5)	Does not include 11,277,680 shares beneficially owned by Osiris.

(6)	Includes 40,000 shares owned by a trust for which Mr. Pritzker acts as co-trustee.

(7)	Includes 29,934,512 shares beneficially owned by AWILHELMSEN AS. Mr. Wilhelmsen disclaims beneficial ownership of these shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity plan information as of December 31, 2016.

Plan Category	Column A: Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)(3)
Equity compensation plans approved by security holders	1,436,848	(1)	$32.8177	(2)	5,893,221	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	1,436,848		$32.8177		5,893,221

(1)	Includes outstanding stock options, unvested or unsettled restricted stock units and unvested performance shares under our 2000 Stock Award Plan and our 2008 Equity Incentive Plan.

(2)	Represents the weighted average exercise price of stock options outstanding without regard to equity awards that have no exercise price (including restricted stock units and performance shares).

(3)	Includes shares available for issuance under our 2008 Equity Incentive Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, certain officers and persons who beneficially own more than ten percent of our common stock to file reports on Forms 3, 4 and 5 with the SEC. Based solely upon a review of such reports filed since the Company last made such a disclosure in its proxy statement distributed in connection with the 2016 Annual Meeting, all reporting persons filed on a timely basis the reports required by Section 16(a) of the Exchange Act.

PROPOSAL 1 — ELECTION OF DIRECTORS

General

The Board currently consists of 12 directors. On the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated each of our 12 directors for re-election. Once elected, a director holds office until the next annual shareholders meeting and until a respective successor is duly elected and qualified or until his or her earlier resignation or removal.

If any of the nominees is unexpectedly unavailable for election, shares represented by validly delivered proxies will be voted for the election of a substitute nominee designated by our Board or our Board may determine to reduce the size of our Board. Each person nominated for election has agreed to serve if elected.

Director Nominees

Set forth below is biographical information for the nominees as well as the key attributes, experience and skills that the Board believes each nominee brings to the Board.

John F. Brock

Director since February 2014

Age: 68

Board Committees: Talent and Compensation Committee; Nominating and Corporate Governance Committee

Other Public Company Boards: None

Mr. Brock retired as Chief Executive Officer of Coca-Cola European Partners in December 2016, having served in that role since the formation of that Company in May 2016. Prior to that, Mr. Brock served as Chairman and Chief Executive Officer of Coca-Cola Enterprises Inc. since April 2008 and as Chief Executive Officer since April 2006. From February 2003 until December 2005, Mr. Brock was Chief Executive Officer of InBev, S.A., a global brewer, and from March 1999 until December 2002, he was Chief Operating Officer of Cadbury Schweppes plc, an international beverage and confectionery company. From April 2007 to December 2007, Mr. Brock served as a director of Dow Jones & Company, Inc., a publisher and provider of global business and financial news. From 2004 to 2006, he served as a director of the Campbell Soup Company, a global manufacturer and marketer of branded convenience food products. From 2003 to 2005, he served as a director of Interbrew/Inbrew, a beer brewing company. He also served as a director of Reed Elsevier, a publisher, from 1997 to 2003. Mr. Brock is a Trustee and Chair-Elect of the Georgia Tech Foundation, and is Chairman of Horizons Atlanta, a philanthropic organization that enhances education for underserved children.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Brock brings senior leadership and strategic and global expertise from his most recent position as Chairman and CEO of one of the world’s largest independent Coca-Cola bottlers. Prior to his retirement, Mr. Brock demonstrated effective and efficient leadership of a complex, publicly-traded company competing in the highly competitive international beverage industry.

Richard D. Fain, Chairman

Director since 1981

Age: 69

Board Committees: None

Other Public Company Boards: None

Mr. Fain has served as director since 1981 and as our Chairman and Chief Executive Officer since 1988. Mr. Fain has been involved in the shipping industry for over 40 years. Mr. Fain is a recognized industry leader, having participated in cruising for 30 years and having held a number of prominent industry positions, such as Chairman of the Cruise Lines International Association (CLIA), the largest cruise industry trade association. He is also actively engaged in civic organizations dedicated to the betterment of our community. He currently serves as Chairman of the University of Miami Board of Trustees as well as on the National Board of the Posse Foundation. He is also former chairman of the Miami Business Forum, the Greater Miami Convention and Visitors Bureau, and the United Way of Miami-Dade.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Fain’s breadth of experiences, tenure and leadership provide incomparable insights into the history, operations, and strategic vision of the Company as well as the evolution and direction of the cruise industry as a whole. As our Chairman & CEO for almost 30 years, Mr. Fain has grown the Company from a one-brand Caribbean-centric operation with berthing capacity of approximately 5,000 to the second largest cruise company in the world with a portfolio of global and regional brands that operate around the globe with capacity in excess of 110,000.

William L. Kimsey, Lead Director

Director since 2003

Age: 74

Board Committees: Audit Committee (Chairman); Nominating and Corporate Governance Committee

Other Public Company Boards: Accenture Plc (New York Stock Exchange)

Mr. Kimsey was employed for 32 years through September 2002 with the independent public accounting firm Ernst & Young L.L.P. From 1998 through 2002, Mr. Kimsey served as the Chief Executive Officer of Ernst & Young Global and Global Executive Board member of Ernst & Young and from 1993 through 1998 as the Firm Deputy Chairman and Chief Operating Officer. Mr. Kimsey also serves on the board and chairs the audit committee of Accenture Plc. From 2004 until 2008, he served on the board of NAVTEQ Corporation and was the chairman of its audit committee. From 2003 through 2014, Mr. Kimsey also served on the board and the audit committee of Western Digital Corporation. Mr. Kimsey is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Specific Qualifications, Attributes, Skills and Experience:

As former Chief Executive Officer of one of the largest public accounting firms in the world, Mr. Kimsey brings substantial accounting and finance knowledge and expertise to the Board as well as experience serving on and chairing the audit committees of a number of other large, well-regarded public corporations.

Maritza G. Montiel

Director since December 2015

Age: 65

Board Committees: Audit Committee

Other Public Company Boards: AptarGroup, Inc. (New York Stock Exchange); McCormick & Company (New York Stock Exchange)

Ms. Montiel served as Deputy Chief Executive Officer and Vice Chairman of Deloitte LLP from 2011 through her retirement in May 2014. Prior to these positions, she held numerous senior management roles at Deloitte, including Managing Partner (Leadership Development and Succession, Deloitte University) from 2009 to 2011, and Regional Managing Partner from 2001 to 2009. During Ms. Montiel’s tenure at Deloitte, she was the Advisory Partner for many engagements in which Deloitte was the principal auditor. Ms. Montiel is a Board member of AptarGroup, Inc. where she chairs the Audit Committee, and a Board member of McCormick & Company where she is a member of the Compensation Committee.

Specific Qualifications, Attributes, Skills and Experience:

Leveraging her more than 35 years of advising companies (including providing attestation services for public companies) across a wide cross-section of industries, Ms. Montiel brings to the Board significant financial and advisory experience. The Board also benefits from her deep and broad working knowledge of the strategic and governance challenges faced by today’s large organizations and her experience overseeing risk and compliance in her role as Deputy CEO of Deloitte.

Ann S. Moore

Director since May 2012

Age: 66

Board Committees: Talent and Compensation Committee

Other Public Company Boards: None

Ms. Moore served as Chairman and Chief Executive Officer of Time Inc. from July 2002 to September 2010 and served as Chairman through December 2010. Prior to that, Ms. Moore was Executive Vice President of Time Inc., where she had executive responsibilities for a portfolio of magazines including Time, People, InStyle, Teen People, People en Español and Real Simple. Ms. Moore joined Time Inc. in 1978 in Corporate Finance. Since then, she held consumer marketing positions at Sports Illustrated, Fortune, Money and Discover, moving to general management of Sports Illustrated in 1983 and to publisher of People in 1991. From 1993 to May 2014, Ms. Moore served on the Board of Directors of Avon Products Inc. She was also a director of the Wallace Foundation from 2004 through June 2016.

Specific Qualifications, Attributes, Skills and Experience:

Ms. Moore’s extensive experience in consumer-driven publishing and media brings to the Board recognized management and entrepreneurial capabilities. As the leader of one of the largest magazine companies in the United States, Ms. Moore successfully expanded the footprint of many of the company’s flagship brands and oversaw her company’s transition to digital platforms.

Eyal M. Ofer

Director since 1995

Age: 66

Board Committees: Nominating and Corporate Governance Committee; Safety, Environment and Health Committee

Other Public Company Boards: None

Mr. Ofer is Chairman of Ofer Global, a private portfolio of international businesses principally focused on shipping, real estate, banking and investments. Mr. Ofer is also Chairman of the Zodiac Group, a private organization based in Monaco that owns a diversified fleet of over 150 large ocean going vessels trading worldwide and operated through Zodiac Maritime in London. Mr. Ofer is also Chairman of Global Holdings, a private real estate group that specializes in large-scale commercial real estate and high end residential developments in top tier cities globally. Mr. Ofer previously served as the Chairman and Chief Executive Officer of Associated Bulk Carriers Ltd. from 2002 to 2003.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Ofer brings to the Board over 30 years of significant leadership in the international maritime industry, including over 20 years of service on our Board of Directors. Mr. Ofer also provides considerable expertise in both real estate and finance matters, having played a leading role throughout his career in both expanding and diversifying his family’s shipping enterprise into sectors including real estate, cruise lines, hotels and banking.

Thomas J. Pritzker

Director since 1999

Age: 66

Board Committees: Nominating and Corporate Governance Committee

Other Public Company Boards: Hyatt Hotels Corporation (New York Stock Exchange)

Mr. Pritzker is Executive Chairman of Hyatt Hotels Corporation and Chairman and CEO of The Pritzker Organization, which provides investment and business advisory services to the Thomas J. Pritzker family enterprise. Over his career he has been involved in founding significant companies in a variety of fields including container leasing (Triton), biotech (Bay City Capital) and health care (Reliant Pharmaceuticals and First Health). He has also been engaged in building existing companies in a number of industries. Outside of business,

Mr. Pritzker is Chairman of the Board of the Hyatt Foundation, which sponsors the Pritzker Architecture Prize. He is also Chairman of the Center for Strategic & International Studies in Washington DC. He is a member of the Board of Trustees of the University of Chicago, the Art Institute of Chicago and the Aspen Strategy Group. He also organized and founded the Pritzker Neuropsychiatric Disorders Research Consortium, which is a collaborative research effort into the genetic basis of psychiatric disorders.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Pritzker brings to the Board a proven record of outstanding leadership and strategic skills, having been involved over the course of his career in acquiring and building mature companies in a number of different industries and founding significant companies in the fields of container leasing, biotech and health care. From his role as Executive Chairman of Hyatt Hotels Corp., Mr. Pritzker provides considerable and valuable experience in overseeing a globally focused hospitality business with operations in 20 of the 25 most populous urban centers around the world and strong brand presence in high growth markets for Royal Caribbean, such as China.

William K. Reilly

Director since 1998

Age: 77

Board Committees: Safety, Environment and Health Committee (Chairman)

Other Public Company Boards: Enviva Partners LP (New York Stock Exchange)

Mr. Reilly is the Founding Partner of Aqua International Partners L.P., a private equity fund established in 1997 and dedicated to investing in companies engaged in water. From 1989 to 1993, Mr. Reilly served as the Administrator of the U.S. Environmental Protection Agency. He has also previously served as the first Payne Visiting Professor at Stanford University, President of the World Wildlife Fund and President of The Conservation Foundation. He is Chairman Emeritus of the World Wildlife Fund and Chairman of the Advisory Committee to the Nicholas Institute for Environmental Policy Solutions at Duke University. He serves as a director of Enviva Partners LP, a publicly traded master limited partnership that aggregates wood fiber and processes it into a transportable form, and the National Geographic Education Foundation. From 1993 until April 2012, Mr. Reilly also served on the Board of Directors of E.I. duPont de Nemours and Company and from 1997 until May 2013, he served on the Board of Directors of ConocoPhillips. In May 2010, President Obama named Mr. Reilly to serve as co-chair of the National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling, which released its report on January 11, 2011. In December 2012, the President named Mr. Reilly to the Council for Global Development.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Reilly brings to the Board his wealth of environmental, safety and regulatory expertise gained through significant leadership roles within a number of distinguished environmental organizations, including the U.S. Environmental Protection Agency, the World Wildlife Fund and the National Geographic Society and on important environmental projects, including serving as co-chair of the National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling.

Bernt Reitan

Director since 2004

Age: 69

Board Committees: Audit Committee; Talent and Compensation Committee (Chairman)

Other Public Company Boards: None

Until his retirement in August 2010, Mr. Reitan was an Executive Vice President of Alcoa Inc. and the Group President for the Global Primary Products division, with responsibility for the strategic management of Alcoa Inc.’s alumina refineries and primary aluminum smelters worldwide and associated businesses, such as metal purchasing, trading and transportation. Mr. Reitan joined Alcoa Inc. in 2000 as general manager of Alcoa World Alumina & Chemicals and was named President of Alcoa World Alumina & Chemicals in January 2001.

In July of that year, he was elected a Vice President of Alcoa Inc. In January 2003, he was appointed President, Alcoa Primary Metals. In November 2004, he was named an Executive Vice President of the company. Before joining Alcoa Inc., he was employed for 20 years in a number of positions with Elkem ASA in Norway. Mr. Reitan served on the board of Yara ASA from May 2009 until May 2014. Mr. Reitan served on the board of REC ASA from May 2010 until May 2012. Mr. Reitan holds a master’s degree in civil engineering from the Technical University, Trondheim, Norway.

Specific Qualifications, Attributes, Skills and Experience:

As a former senior executive officer of Alcoa Inc. and Group President for its Global Primary Products division, Mr. Reitan brings to the Board valuable leadership and operational knowledge and experience in running a global business. His years of experience as an executive in the alumina business provides useful insight to the Board in operating a complex business in many different countries, including knowledge in the areas of global logistics and risk management.

Vagn O. Sørensen

Director since 2011

Age: 57

Board Committees: Audit Committee; Talent and Compensation Committee, Safety, Environment and Health Committee

Other Public Company Boards: Air Canada (Toronto Stock Exchange); FLSmidth A/S (Copenhagen Stock Exchange); SSP Group plc (London Stock Exchange); Scandic Hotels AB (Nasdaq Stockholm)

Mr. Sørensen brings to the Board over 20 years of experience in the aviation industry, having served as the President and CEO of Austrian Airlines Group from 2001 through 2006. Prior to that, he served in a variety of roles with Scandinavian Airlines Systems, including as Executive Vice President and Deputy CEO. He currently owns and is President of VS Consulting and serves as a Board member and Chairman for a number of corporations throughout Europe and Canada, including Air Canada, FLSmidth A/S, SSP Group plc, Nordic Aviation Capital A/S and Scandic Hotels AB.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Sørensen’s breadth of experience in the aviation industry and, before that, the insurance industry brings useful insight to the Board, especially with respect to matters impacting the travel industry and risk management. He also provides significant experience within the shipping industry gained through his prior service as Deputy Chairman of DFDS A/S, one of the largest short-seas operators in Europe. Through his service on a number of other boards in Europe and Canada, Mr. Sørensen also provides the Board with diverse perspectives.

Donald Thompson

Director since May 2015

Age: 54

Board Committees: Talent and Compensation Committee, Safety, Environment and Health Committee

Other Public Company Boards: Northern Trust Corporation (NASDAQ Global Select Market)

Prior to his current role as Founder and Chief Executive Officer of Cleveland Avenue, LLC, Mr. Thompson served as President and Chief Executive Officer of McDonald’s Corporation from 2012 until March 2015. Previously, Mr. Thompson served as President and Chief Operating Officer of McDonald’s Corporation from 2010 to 2012 and President of McDonald’s USA from 2006 to 2010. Prior to joining McDonald’s, Mr. Thompson served six years as an Electrical Engineer for the Northrop Corporation, where he specialized in power supply design and manufacturing for high technology radar systems. Mr. Thompson also served as director of McDonald’s Corporation from 2011 to March 2015 and as a director of Exelon Corporation from 2007 to 2013.    Since March 2015, Mr. Thompson has served as a director of Northern Trust Corporation. He also serves on the board of Beyond Meat, as an Advisory Board member of Docusign, Inc. and on numerous civic and philanthropic boards. He is a member of the Executive Leadership Council, the Commercial and

Economic Clubs of Chicago, Business Council, World Business Chicago and the Arthur M. Brazier Foundation. He serves as a Trustee on the boards of the Cleveland Avenue Foundation for Education, Northwestern Memorial Hospital and Purdue University.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Thompson brings to the Board significant strategic leadership and collaboration skills as well as valuable global business perspective. His 25-year career at McDonalds’s, the world’s leading global foodservice retailer, culminated in leading the company from 2012 through 2015. In his role as President & CEO of McDonald’s, Mr. Thompson directed strategy and operations for over 30,000 restaurants in over 100 countries, working closely with thousands of independent owner/operators, corporate staff and restaurant employees around the world.

Arne Alexander Wilhelmsen

Director since 2003

Age: 51

Board Committees: Nominating and Corporate Governance Committee

Other Public Company Boards: None

Mr. Wilhelmsen is chairman of the board of directors of AWILHELMSEN AS, the holding company for the AWILHELMSEN group of companies, after having served as the Chairman of the board of directors of AWILHELMSEN Management AS from 2008 through June 2013. Mr. Wilhelmsen was elected Chairman of the Board of AWECO Invest AS in 2011 and Chairman of the Board of AWILHELMSEN HOLDING AS in June 2016. He has held a variety of positions within the AWILHELMSEN group of companies since 1995. In addition, Mr. Wilhelmsen serves as chairman of the board of his wholly-owned company Pan Sirius AS. From 1996 through 1997, Mr. Wilhelmsen was engaged as a marketing analyst for the Company and from 2001 through 2009 served as a member of the board of directors of Royal Caribbean Cruise Line AS, a wholly owned subsidiary of the Company that was responsible for the sales and marketing activities of the Company in Europe. Mr. Wilhelmsen served as the Chairman of the Board of The Containership Company ASA from August 2010 to August 2011. From 2005 through 2008, he served as a member of the board of directors of Awilco Offshore ASA (currently known as COSL Drilling Europe AS).

Specific Qualifications, Attributes, Skills and Experience:

As the leader of an investment company with varied interests across a number of business segments, including shipping, cruise, real estate and retail, Mr. Wilhelmsen brings a diverse knowledge base and strategic insight to the Board. As the representative of the Company’s largest shareholder and one of the Company’s original founders, Mr. Wilhelmsen also provides a valuable historical perspective to the Board.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

Director Compensation for 2016

Directors who are Company employees do not receive any fees for their services as directors.

For services in 2016, each non-employee director was entitled to receive an annual cash retainer of $80,000 for a full year of service. In addition, our Lead Director received a further annual cash retainer of $50,000.

We also pay annual cash retainers for chairing of and service on various Board committees. The amount of these retainers in 2016 for a full year of service was as follows:

Committee Role	Audit Committee	Talent & Compensation Committee	Nominating & Corporate Governance Committee	Safety, Environment & Health Committee
Chairman	$30,000	$20,000	$10,000	$10,000
Member	$20,000	$10,000	$7,500	$7,500

Directors do not earn fees for each meeting attended; however, they are reimbursed for their travel expenses and, occasionally, for those of an accompanying guest.

In 2016, each non-employee director received restricted stock units with a fair market value of $120,000 as of the grant date. These restricted stock units vested in full immediately upon grant and settled one year following the date of grant. Our stock ownership guidelines require directors to accumulate ownership of at least $240,000 of our common stock (which is 3 times their annual cash retainer for Board service), including the value of restricted stock and restricted stock units, within three years of becoming a director. If the value of their stock holdings falls below this amount, directors cannot sell shares of our common stock until the value once again exceeds the required amount.

In order to increase their knowledge and understanding of our business, we encourage our non-management Board members and their families to experience our cruises. As a result, we have adopted a Non-Management Director Cruise Policy. Under this policy, with certain limited exceptions, a Board member is entitled to up to two complimentary staterooms on two cruises per year for the Board member and any immediate family accompanying the Board member on the cruise. Additional guests traveling with a Board member will receive a 15% discount off the lowest available fare for up to 5 staterooms. The Chairman & CEO may grant exceptions to this policy in his discretion but has not to date done so.

The table below summarizes the compensation of each person serving as a non-employee director in 2016.

2016 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1), (2)	All Other Compensation(3)		Total
John F. Brock	$97,500	$117,316	—		$214,816
William L. Kimsey	$167,500	$117,316	$16,008	(4)	$300,824
Ann S. Moore	$90,000	$117,316	$61,296	(5)	$268,612
Maritza G. Montiel	$97,857	$117,316	—		$215,173
Eyal M. Ofer	$95,000	$117,316	—		$212,316
Thomas J. Pritzker	$90,000	$117,316	—		$207,316
William K. Reilly	$90,000	$117,316	—		$207,316
Bernt Reitan	$120,000	$117,316	$13,776	(6)	$251,092
Vagn O. Sørensen	$117,500	$117,316	$27,089	(4)	$261,905
Donald Thompson	$97,500	$117,316	—		$214,816
Arne Alexander Wilhelmsen	$87,500	$117,316	—		$204,816

(1)

The column titled “Stock Awards” reports the fair value of restricted stock unit awards at their grant date in 2016 calculated in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For the assumptions used in valuing these awards for purposes of computing this expense, please see Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2016.

(2)

As of December 31, 2016, each non-employee director listed in the table held 1,793 vested restricted stock units. As of December 31, 2016, the non-employee directors listed in the table held options to purchase the following aggregate number of shares of common stock: Mr. Ofer, 16,433; Mr. Pritzker, 16,433 and Mr. Reilly, 7,855.

(3)

The aggregate value of other compensation that would be reportable in this column made available to non-employee directors other than Mr. Kimsey, Ms. Moore, Mr. Reitan and Mr. Sørensen was less than $10,000 per person in 2016.

(4)	Includes discounts on Company cruises and reimbursement for travel expenses for spouses accompanying the director on business.

(5)	Includes $54,132 of discounts on Company cruises, with the remainder related to reimbursement for travel expenses for Ms. Moore’s spouse when accompanying her on business.

(6)	Includes discounts on Company cruises.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Policy and Procedures

We have a written Related Person Transaction Policy that requires review of all relationships and transactions in which the Company is a participant and a “related person” which includes any director, executive officer or greater than 5% beneficial owner of the Company or any immediate family members of the foregoing has a direct or indirect material interest. Under this policy, each director, director nominee and executive officer is required to promptly notify the Corporate Secretary of any such transaction. The Corporate Secretary then presents such transactions to the Audit Committee and the Audit Committee is responsible for determining whether to approve or ratify the transactions. The following types of transactions are deemed not to create or involve a material interest on the part of the related person and do not require approval or ratification under the policy, unless the Audit Committee determines that the facts and circumstances of the transaction warrant its review:

•	transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000;

•	transactions in which the related person’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction;

•

transactions in which the related person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction;

•

transactions in which the related person’s interest derives solely from his or her ownership of a class of equity shares of the Company and all holders of that class of equity securities received the same benefit on a pro rata basis;

•	compensation arrangements of any executive officer, other than an individual who is an immediate family member of a related person; and

•	non-executive director compensation arrangements.

In reviewing transactions submitted to them, the Audit Committee reviews and considers all relevant facts and circumstances to determine whether the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders, including, without limitation:

•	the commercial reasonableness of the terms;

•	the benefit and perceived benefit, or lack thereof, to the Company;

•	opportunity costs of alternative transactions;

•	the character of the related person’s interest; and

•	the actual or apparent conflict of interest of the related person.

If after the review described above, the Audit Committee determines not to approve or ratify the transaction, it will be cancelled or unwound as the Audit Committee considers appropriate and practicable.

Related Person Transactions

The Audit Committee reviewed and approved or ratified the following transactions in accordance with our Related Person Transaction Policy.

During the year ended December 31, 2016, we paid Hyatt Hotels Corporation approximately $814,000 for hotel stays of our guests and employees traveling on business and for use of Hyatt Hotels’ facilities for business purposes. The amount represents less than 0.02% of Hyatt’s revenues for 2016 and approximately 0.3% of our transportation and lodging expense for the same period. As in prior years, there are no specific arrangements or understandings between us and Hyatt Hotels Corporation in this regard. Hyatt is a major hotel chain and it would be imprudent for us to exclude them. Mr. Thomas J. Pritzker, one of our directors, is Executive Chairman of the Hyatt Hotels Corporation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2016 was a strong year for the Company both operationally and financially, culminating in another consecutive year of record earnings despite a challenging geopolitical and foreign currency environment. At the end of 2016, we believe our business is well positioned, with bookings at record levels and brand preference, employee engagement and guest satisfaction scores at an all-time high. Our compensation programs responded to these outcomes as outlined below.

How We Performed	How We Paid our Executives

•  Record Adjusted EPS* of $6.08, representing a fourth consecutive year of 20%+ year over year earnings growth

•  Record Adjusted Net Income* in excess of $1.3 billion

•  3rd consecutive year of 15%+ year over year growth in ROIC

•  7th consecutive year of yield improvement, including 5th consecutive year of onboard revenue yield growth

•  Continued demonstrated strong cost discipline

•  Rating outlook improved to positive from stable by both Moody’s and S&P

•  Continued focus on “at-risk” pay, with 89% of target compensation for our Chairman & CEO (and 78% for other NEOs) variable based on Company performance

•  Increased the percentage of the Chairman & CEO’s long-term incentive compensation award allocated to performance shares from 55% to 60% (with the balance awarded in time-based RSUs).

•  Recognizing that the Chairman & CEO’s total target compensation was below market median (40th percentile) and in light of continued high performance, increased his total target compensation by approximately 9%:

•  87.5% of the increase variable based on the Company’s achievement of predefined target metrics;

•  62.5% of the increase consisted of additional equity, all of which was awarded in the form of performance shares

•  Paid bonus to our Chairman & CEO at 125% of target

•  Where appropriate to better align with the market median, increased base salary, bonus target and long-term incentive levels for the other NEOs

•   Paid bonuses to our other NEOs between 116% and 133% of target based on exceeding defined metrics

•  Significant operational/strategic achievements, including:

•  Successful introduction of Ovation of the Seas and Harmony of the Seas as well as Mein Schiff 5

•  Secured agreements for new ship orders to maintain targeted moderate growth rate

•  Completed sale of Splendour of the Seas and contracted to sell Legend of the Seas

•  Sale of 51% of and formation of a joint venture to operate the Pullmantur brand

•  27% dividend growth

•  Completion of $500 million share repurchase program

*	See Annex A for a reconciliation of non-GAAP and GAAP measures presented

We place significant focus on the design of our executive compensation programs as we believe their effectiveness is crucial to our success as a company. We assess our programs regularly and strive to continuously make improvements as well as incorporate shareholder feedback. Our 2016 executive compensation program design was generally consistent with the prior year’s program with the exception of the shift to more performance-based equity for our Chairman & CEO as discussed above.

In furtherance of our compensation program objectives, we maintain a high level of corporate governance standards within our executive compensation programs as follows:

What We Do	What We Don’t Do

•  Hold our executives to meaningful stock ownership guidelines

•  Provide severance benefits in the event of a change-of-control only if there is an accompanying termination

•  Offer limited perquisites or other executive-only benefits

•  Design our programs so as not to encourage unnecessary and excessive risk taking

•  Include “clawback” provisions for our cash and equity incentive awards

•  Prohibit our employees and directors from entering into any transaction to hedge the economic risk of owning the Company’s stock

•  Hold an annual “say-on-pay” advisory vote

•  Utilize an independent compensation consultant to advise the Talent and Compensation Committee

• No repricing of underwater stock options • No cash buyouts of underwater stock options • No tax-gross up provisions on any change-of-control severance benefits

At our 2016 annual meeting, shareholders approved our 2015 NEO compensation with over 98.3% of the votes cast in favor of our practices. Given the high level of support, the Talent and Compensation Committee did not make any significant changes to its approach to executive compensation specifically as a result of this “say-on-pay” vote. The Talent and Compensation Committee plans to consider the outcome of say-on-pay votes when making future compensation decisions for NEOs.

We discuss our compensation plans, policies and objectives in detail below.

Named Executive Officers

Our NEOs for the fiscal year ended December 31, 2016 are set forth below.

Name	Title
Richard D. Fain	Chairman & Chief Executive Officer
Jason T. Liberty	Executive Vice President, Chief Financial Officer
Adam M. Goldstein	President and Chief Operating Officer
Michael W. Bayley	President and Chief Executive Officer, Royal Caribbean International
Lisa Lutoff-Perlo	President and Chief Executive Officer, Celebrity Cruises

Each of the foregoing officers were also NEOs for 2015 other than Ms. Lutoff-Perlo.

Executive Compensation Philosophy

We adhere to a pay-for-performance philosophy. In line with this philosophy, we have designed our compensation programs to support three main goals:

•	align the interests of our executives with the interests of our shareholders;

•	recruit, retain, and motivate an elite management team; and

•	reward positive contributions to both short-term and long-term corporate performance.

We provide compensation to our executives consisting of three principal elements: base salary, performance-based annual incentive bonus and equity awards. The objectives and key features of each pay element are described below.

Compensation Type	Pay Element	Objectives and Key Features
Base Salary

Objectives

The Talent and Compensation Committee sets salaries to provide a level of steady income in line with expertise, experience, tenure, performance, potential and scope of responsibility.

Key Features

•   Base salaries are set annually by the Talent and Compensation Committee and, for 2016, generally targeted to the market median

•   Standard increases, when appropriate, are provided based on market movements and merit

•   More meaningful salary increases are only provided based on promotion or to maintain market competitiveness

Annual Incentive Bonus

Objectives

The Talent and Compensation Committee structures the Executive Bonus Plan to focus executives on annual financial and operational performance enabling them to better manage the cyclical nature of our business and to reward executives for performance relative to our short-term goals and initiatives.

Key Features

•   The target bonus for each NEO is set by the Talent and Compensation Committee early in the year and, for 2016, targeted to the market median; the actual value realized will adjust upward or downward based on Company and, where relevant, brand and, in the case of NEOs other than the Chairman & CEO, individual performance

•   For Chairman & CEO – payout on 100% of target determined by Company performance against financial and operational/strategic metrics established early in the year

•   For other NEOs – payout on two-thirds of target determined by Company performance against financial and operational/strategic metrics established early in the year; payout on remaining one-third determined based on individual performance

Compensation Type	Pay Element	Objectives and Key Features
Equity Awards – In General

Objectives

The Talent and Compensation Committee structures equity awards to align each executive’s risk and investment decisions with shareholder interests, reinforcing and rewarding the achievement of long-term goals and focusing executives on total shareholder return. The Talent and Compensation Committee also believes that long-term equity awards promote stability and corporate loyalty among our executives.

Key Features

•   The equity award for each NEO is, for 2016, targeted to the market median or between the 25th and 50th percentiles; the actual long-term value realized will adjust upward or downward based on Company and stock price performance

•   Allocation of awards to the Chairman & CEO (based on grant date fair value):

•        For 2016, increased performance share allocation from 55% to 60%, with the balance issued in time-based restricted stock units

•        For 2017, further increased performance share allocation to 75%, with the balance issued in time-based restricted stock units

•   Allocation of awards to other NEOs (based on grant date award fair value):

•        For 2016, 50% performance shares/50% time-based restricted stock units

•        For 2017, increased performance share allocation from to 60%, with the balance issued in time-based restricted stock units

Performance Shares

Key Features

•   Performance shares reward executives only if specified financial performance measures are met

•   Subject to performance measures, shares generally vest three years after grant date

•   Actual payout ranges from 0% to 200% of target award opportunity amount.

•   For 2016, payout will be based on 2018 ROIC and 2018 Adjusted EPS

•   For 2017, payout will be based on 2019 ROIC and 2019 Adjusted EPS

	Time-Based Restricted Stock Units	Key Features • Generally vest in four equal annual installments, starting on the first anniversary of the grant date

Our commitment to performance-based compensation is illustrated by the following pie charts, which show the mix of each compensation component at target levels for our Chairman & CEO and for our other NEOs for 2016.

The percentages in the foregoing chart for the other NEOs represent a weighted average of each element of compensation for such officers.

Market Comparison Group

The process of making compensation decisions begins with establishing a Market Comparison Group. Our Market Comparison Group is the foundation of our annual compensation review and is used to help guide the Talent and Compensation Committee’s decisions regarding competitive pay levels and design architecture.

Although we strive for consistency, the companies that comprise our Market Comparison Group are developed by our independent compensation consultant and reviewed and approved annually by the Talent and Compensation Committee using the following criteria:

•	Availability of public information — company is publicly-traded and compensation data is available in public filings

•	Relevant industry group — company included in at least one of ten leisure and tourism industry groups

•	Equivalent revenue — companies within 0.5 to 2 times our revenue

•	Similar business strategy — includes companies falling under hotels and motels, leisure time, leisure products and resort industry categories

•	Global Footprint — includes companies with significant operations outside of the United States

•	Historical precedent — companies included in the prior year’s Market Comparison Group

For 2016 compensation decisions, our Talent and Compensation Committee relied on the review of our Market Comparison Group approved in August 2015. To ensure the continued applicability and relevance of our Market Comparison Group, we made changes in August 2015 (in relation to 2016 compensation) as shown below primarily due to size and global reach.

Market Comparison Group Selection Criteria

Company	Public Information	Relevant Industry Group	Equivalent Revenue	Similar Business Strategy	Global Footprint	Historical Precedent
Alaska Air Group, Inc.	Yes	✓	✓			✓
Avis Budget Group Inc.	Yes	✓	✓		✓	✓
Caesars Entertainment Corp.	Yes	✓	✓	✓	✓	✓
Carnival Corp.	Yes	✓	✓	✓	✓	✓
Darden Restaurants, Inc.	Yes	✓	✓			✓
Expedia Inc.	Yes	✓	✓		✓	✓
Hertz Global Holdings Inc.	Yes	✓	✓		✓	✓
JetBlue Airways Corporation	Yes	✓	✓			✓
Las Vegas Sands Corp.	Yes	✓	✓	✓	✓	✓
Marriott International Inc.	Yes	✓	✓	✓	✓	✓
MGM Resorts International	Yes	✓	✓	✓	✓	✓
Norwegian Cruise Line Holdings Ltd.	Yes	✓	✓	✓	✓	✓
The Priceline Group Inc.	Yes	✓	✓		✓	✓
Southwest Airlines Co.	Yes	✓				✓
Starbucks Corp.	Yes	✓	✓		✓	✓
Starwood Hotels & Resorts Worldwide, Inc.	Yes	✓	✓	✓	✓	✓
Wyndham Worldwide Corp.	Yes	✓	✓	✓	✓	✓
Yum Brands Inc.	Yes	✓	✓		✓

Company added to 2016 Market Comparison Group
Company removed from 2016 Market Comparison Group

Elements of the 2016 Executive Compensation Program

Base Salary

Base salaries comprise on average less than 20% of the total target compensation for our NEOs (11% for our Chairman & CEO and 22% for our other NEOs). However, base salaries are an important and customary element of pay for attracting and retaining executives. The Talent and Compensation Committee seeks to pay each NEO a level of fixed compensation that competitively reflects their scope of responsibility.

The primary considerations used in adjusting base salary levels include each NEOs:

•	alignment with the market;

•	scope of responsibilities;

•	expertise and experience;

•	tenure with the organization; and

•	performance and potential to further our business objectives.

The Talent and Compensation Committee generally reviews salaries in the early part of each year and, if appropriate, adjusts them to reflect changes in such considerations and to respond to market conditions and competitive pressures.

In adjusting Mr. Fain’s base salary, in addition to market alignment considerations, the Talent and Compensation Committee considered that Mr. Fain’s base salary was last increased in 2006. We also increased the base salary of our other NEOs where appropriate to move them closer to the market median.

	Base Salary
Name	2015	2016	Percent Change
Richard D. Fain	$1,000,000	$1,100,000	10.0%
Jason T. Liberty	$500,000	$600,000	20.0%
Adam M. Goldstein	$800,000	$825,000	3.1%
Michael W. Bayley	$650,000	$700,000	7.7%
Lisa Lutoff-Perlo	$500,000	$550,000	10.0%

Performance Based Annual Incentive

The opportunity for annual performance-based incentive payments under our performance-based annual incentive plan (our “Executive Bonus Plan”) comprises on average approximately 24% of the total target compensation for our NEOs (22% for our Chairman & CEO and 25% for our other NEOs) and is designed to reward our executives for the achievement of the Company’s annual financial and strategic goals and, in most instances, recognize individual contributions.

Prior to the beginning of each year, our operating plan for that year, which takes into account our anticipated performance, our growth and profitability objectives as well as the economic climate, is prepared by management and approved by the Board. Based on this plan, we set pre-established goals for the year that will determine bonus payout levels once our financial and operational performance is evaluated and confirmed following the end of the year.

For 2016, the Talent and Compensation Committee established the following framework for the Executive Bonus Plan; this framework was generally consistent with prior years:

Target Annual Incentives:

The annual target performance-based incentive for each NEO is expressed as a percentage of base salary. In establishing the target percentage, the Talent and Compensation Committee takes into account the role and level of each executive and competitiveness with our Market Comparison Group.

In 2016, the target annual incentive was increased for Mr. Bayley and Ms. Lutoff-Perlo to bring target cash compensation amounts more in line with the market median. The following table shows the 2015 and 2016 bonus targets of each NEO.

Name	2015 Bonus Target (% of base salary)	2016 Bonus Target (% of base salary)
Richard D. Fain	200%	200%
Jason T. Liberty	100%	100%
Adam M. Goldstein	130%	130%
Michael W. Bayley	110%	115%
Lisa Lutoff-Perlo	80%	100%

Metrics and Weighting:

The performance-based annual incentive for each NEO consists of up to three award components, as applicable to each NEO: Corporate, Brand and Individual performance. The Talent and Compensation Committee assigns a specific weight to each of these components based on the executive’s role and his or her ability to influence the outcomes.

For 2016, both the Corporate and Brand bonus components were further divided into two subcomponents: financial (Adjusted EPS for Corporate and adjusted brand-specific operating income for Brand) and key performance indicators (KPIs). There were six KPIs for 2016, with equal weighting assigned to each, as follows:

Based on the financial and operational performance of our Company and cruise brands, actual annual incentives were generally paid above target for our NEOs and ranged from 116.3% to 133.0% of target.

KPI	Description
Net Revenue Yield	Represents net revenues per available passenger cruise day, which we believe to be the most relevant measure of our pricing performance*
Net Cruise Costs excluding fuel

Represents gross cruise costs excluding commission, transportation, onboard and other expenses, which we believe to be the most relevant indicator of our ability to control costs in a manner that positively impacts income*

Guest Satisfaction	Represents results of surveys measuring customer satisfaction with their most recent cruise, his or her intent to cruise again with us and his or her willingness to recommend others cruise with us
Employee Engagement

Represents results of shoreside and shipboard employee surveys measuring both employee satisfaction and employee engagement, which is defined as the tendency of employees to exert discretionary effort for the benefit of the Company

Safety, Security, Health and Environmental Stewardship

Represents various metrics of safety, security, environment and health performance, which we believe are key to our extremely high safety and security standards and our goal of being a good steward of the environmental resources we manage

Customer Centricity	Represents various metrics of our ability to engage with both new and repeat guests through a variety of media platforms and loyalty programs

*

When determining KPI results for Net Revenue Yield and Net Cruise Costs excluding fuel, we may, in certain circumstances, exclude from the calculation certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis.

As in prior years, financial results continued to be the predominant measure of both Corporate and Brand performance, comprising two-thirds of the bonus opportunity within each component. The following table shows the applicable measures and weights for each NEO.

	Award Components
	Corporate		Brand
Name	Financial	KPIs	Financial	KPIs	Individual
Richard D. Fain	66.7%	33.3%	—	—	—
Jason T. Liberty	44.5%	22.2%	—	—	33.3%
Adam M. Goldstein	44.5%	22.2%	—	—	33.3%
Michael W. Bayley(1)	22.2%	11.1%	22.2%	11.1%	33.3%
Lisa Lutoff-Perlo(2)	22.2%	11.1%	22.2%	11.1%	33.3%

(1)	Brand performance for Mr. Bayley was based on Royal Caribbean International.
(2)	Brand performance for Ms. Lutoff-Perlo was based on Celebrity Cruises.

In February of each year, the Talent and Compensation Committee approves the Corporate and Brand performance targets for the upcoming year. For Corporate and Brand financial and KPI performance, performance level funding ranges from 0% to 300% at maximum. Performance level funding for the Individual component ranges from 0% to 200% at maximum.

2016 Performance

Target Adjusted EPS for 2016 was $6.00, the mid-point of the earnings guidance we announced in February 2016. The Talent and Compensation Committee believed that this target, which was 24% higher than actual Adjusted EPS we achieved in 2015, represented a challenging performance goal and was meaningfully higher than our actual 2015 financial results.

In January 2017, we announced Adjusted EPS of $6.08 for 2016. See Annex A for more detail regarding the reconciliation of non-GAAP and GAAP measures presented regarding Adjusted EPS. In determining the funding level for the Adjusted EPS component for purposes of 2016 bonuses, consistent with the terms of the Executive Bonus Plan, we increased Adjusted EPS by $0.05 per share in order to account for price variances in all fuel types from prices used in the February 2016 earnings guidance, net of the effects of fuel derivatives. This adjustment avoids penalizing or benefiting management for fluctuations in fuel prices but still takes into account management’s performance on energy consumption.

This resulting amount of $6.13 per share resulted in a funding level of 126.0% for the Adjusted EPS component of the bonus which, when aggregated with 2016 performance across our six Corporate KPIs, yielded a funding level of 124.6% for Corporate performance.

Individual Measurement:

The Individual performance component of our Executive Bonus Plan awards are intended to reward managerial decision making, behavioral interaction and overall contribution. With the exception of Mr. Fain, all other NEOs have an Individual performance component. In determining the funding level of this component, the Talent and Compensation Committee considered the recommendation of Mr. Fain, including each NEO’s achievement of his or her individual goals and overall contribution to our successful growth, how each one directed their area of responsibility to meet challenges in the market and the results of specific projects they were responsible for during the year.

Actual 2016 Performance-Based Annual Incentive Payout

Based on the above performance results, the following table shows the 2016 performance-based annual incentive payout as a percentage of target for each bonus award component:

	2016 Actual Funding Levels by Component (as a % of target)			Total Funding Level (as a % of target)
Name	Corporate	Brand	Individual
Richard D. Fain	124.6%	n/a	n/a	124.6%
Jason T. Liberty	124.6%	n/a	150%	133.0%
Adam M. Goldstein	124.6%	n/a	130%	126.4%
Michael W. Bayley	124.6%	85.2%	140%	116.6%
Lisa Lutoff-Perlo	124.6%	84.3%	140%	116.3%

The following table shows each NEO’s target and actual bonus award for 2016. The 2016 actual Bonus awards for all of our NEOs were above target, reflecting the Company’s strong results and our pay for performance philosophy.

	2016 Target Payout	Actual 2016 Annual Incentive Plan Payout by Component			Actual Total 2016 Payout	Actual Total 2015 Payout
Name		Corporate	Brand	Individual
Richard D. Fain	$2,200,000	$2,740,222	n/a	n/a	$2,740,222	$2,426,667
Jason T. Liberty	$600,000	$498,247	n/a	$299,970	$798,217	$637,775
Adam M. Goldstein	$1,072,500	$890,617	n/a	$464,704	$1,355,320	$1,291,908
Michael W. Bayley	$805,000	$334,291	$228,508	$375,629	$938,428	$834,435
Lisa Lutoff-Perlo	$550,000	$228,398	$154,494	$256,641	$639,532	$401,786

Awards under our Executive Bonus Plan, including awards to our NEOs, may be subject to clawback if the Company is required to restate its financial results for the bonus plan year and it is determined that the subject executive’s fraud, negligence or intentional misconduct was a significant contributing factor to the restatement.

Long-Term Incentive Awards

Our long-term incentive award program is the most significant element of our overall compensation program and comprises on average 59% of target total compensation for our NEOs (67% for our Chairman & CEO and 54% for our other NEOs). We structure our long-term program to align with shareholder interests, reward the achievement of long-term goals and promote stability and corporate loyalty among the executives. We use a combination of performance shares and time-based restricted stock units (RSUs) in our long-term incentive program to effectively and efficiently balance performance and retention objectives.

Each February, the Talent and Compensation Committee determines the target equity award value to be delivered to each NEO. As in prior years and consistent with competitive market practice, in 2016, our long-term incentive awards for our NEOs consisted of a mix of performance shares and RSUs as follows:

Name	2015 Allocation	2016 Allocation
Richard D. Fain	55% performance shares, 45% RSUs	60% performance shares, 40% RSUs
Jason T. Liberty	50% performance shares, 50% RSUs	50% performance shares, 50% RSUs
Adam M. Goldstein	50% performance shares, 50% RSUs	50% performance shares, 50% RSUs
Michael W. Bayley	50% performance shares, 50% RSUs	50% performance shares, 50% RSUs
Lisa Lutoff-Perlo	50% performance shares, 50% RSUs	50% performance shares, 50% RSUs

The change in the CEO’s 2016 allocation was made to even further align his pay and performance.

In determining the appropriate long-term incentive award value, the Talent and Compensation Committee considers:

•	the compensation paid to comparable executives in the Market Comparison Group;

•	a review of other elements of compensation; and

•	the NEO’s contribution to the overall results of the Company.

While we strive to deliver target long-term incentive awards at market, our award levels have traditionally been slightly below the market median. Despite increases in 2015, the peer review completed in late 2015 showed that, with the exception of the CEO, our long-term incentive award values were still below market, in most cases at the 25th percentile of the market or between the 25th and 50th percentile of the market. Coming off another strong performance year, the Committee wanted to take the opportunity to reflect not only the deficit to market but also the results the team continues to deliver. Accordingly, to achieve the desired level of market competitiveness and reflect performance, the Talent and Compensation Committee approved the following increases in the target award values for each of our NEOs in 2016.

	Long-Term Incentive Awards
Name	2015 Grant Values	2016 Grant Values	% Change
Richard D. Fain	$6,000,000	$6,500,000	8.3%
Jason T. Liberty	$800,000	$1,200,000	50.0%
Adam M. Goldstein	$1,600,000	$1,900,000	18.8%
Michael W. Bayley	$1,500,000	$2,250,000	50.0%
Lisa Lutoff-Perlo	$800,000	$1,100,000	37.5%

RSU Vesting Schedule

To promote retention (and except as provided in connection with our Vesting into Retirement Policy to the extent applicable), the RSUs vest in equal annual installments over a four year period commencing on the first anniversary date of the grant. As the RSU awards are inherently tied to the performance of our common stock, we consider a vesting schedule based on continued service appropriate to provide both a retention and performance incentive.

Performance Share Plan Mechanics and Results

As outlined above, at least 50% of each NEO’s target equity award for 2016 consisted of performance shares. For this portion of the award, the NEO receives an award on the grant date expressed as a target number of performance shares. The actual number of shares ultimately delivered to the executive in settlement of the award ranges from 0% to 200% of target based on our performance results with regards to the predetermined metric or metrics across the measurement period. To receive the shares in settlement of this award, the executive must, with certain exceptions, remain employed through the settlement date of the award, which is three years after the grant date.

Payouts for performance share grants made in 2016 will be based on 2018 Adjusted EPS and 2018 ROIC. These metrics are equally weighted so that 50% of the total payout will be based on Adjusted EPS and 50% on ROIC.

ROIC is a performance metric that is intended to measure how effective the Company is at generating a return for investors who have provided capital (i.e. lenders and shareholders). We define ROIC as “Operating Profit” divided by “Invested Capital”. Operating Profit is defined as: operating income (including income from equity pick-ups) minus taxes. Invested Capital is defined as total assets minus non-interest bearing current liabilities and excess cash. Consistent with our calculation of Adjusted EPS, we exclude any items that we believe adjusting for is meaningful when assessing our performance.

Incentive Compensation Grant Practices

Timing of Equity Awards: The Talent and Compensation Committee generally grants annual equity awards to NEOs and other members of management at the first Talent and Compensation Committee meeting of the calendar year, usually held in February. Equity awards may be granted outside of the annual grant cycle in connection with events such as hiring, promotion or extraordinary performance or as part of a special retention effort.

Calculation of Equity Awards: To determine the number of RSUs or performance shares awarded, the total grant value is multiplied by the RSU or performance share target allocation and then divided by the fair market value of our common stock as of the grant date. Our equity plan defines fair market value of a share of our common stock as the average of the high and low sale prices of our common stock on the NYSE on the grant date.

Adjustments: For all incentive payments and awards, the respective plans call for the Talent and Compensation Committee to adjust the payments and awards in its discretion to reflect unique or unusual events that are outside the bounds of management’s control in order to better reflect the Company’s core results, provide the intended benefit and/or make the performance evaluation as relevant as possible.

Share Limits: The maximum number of shares underlying awards that may be granted to an employee in any calendar year is 500,000 shares. In addition, non-employee directors may not be granted awards with a dollar value in excess of $500,000 in any one calendar year.

Clawback Policy: For awards of performance shares, the Company has adopted a “clawback” policy applicable to the award recipients, including the NEOs. For awards prior to 2015, if, prior to the performance shares’ vesting date, the Company is required to restate its financial results for the award performance period (for example, a restatement of 2014 financials with respect to the 2014 awards) in a manner that would have adversely affected the number of performance shares subject to the award, the Talent and Compensation Committee may (regardless of any fault on the part of the participant) adjust the number of performance shares subject to the award to reflect the number of performance shares that would have been payable under the restated financial statements, as determined by the Talent and Compensation Committee. We modified the policy in 2015 to extend the compensation recoupment period to two years following the end of the three year performance period (for example, the recoupment period extends to December 31, 2019 for the grants made in February 2015).

Vesting into Retirement Policy: Starting with grants made in 2014, certain of our executives may be eligible for accelerated or continued vesting of applicable long-term equity awards under our “Vesting into Retirement” policy. In recognition that different motivations and considerations prevail for officers approaching retirement, awards granted to senior executives who are at least 62 years of age and who have been employed by the Company for at least 15 years are generally not subject to forfeiture upon termination of employment after the later of the first anniversary of the grant date and the first anniversary of the date that the officer meets both the age and service criteria. In order to maintain an alignment of interest with our shareholders, these awards continue to be subject to restrictions on transfer that will lift over a four-year period for the RSUs and over a three-year period for the performance shares (mirroring the typical vesting schedule for these awards).

2017 Executive Compensation Program

Our 2017 program remains generally consistent with our 2016 program in its design, although the Talent and Compensation Committee further enhanced the tie between compensation and long-term Company performance by shifting the blend between performance shares and time-based RSUs in our NEO equity awards.

For the CEO, we increased his performance share allocation from 60% to 75%. Similarly, we increased the performance share allocation for the other NEOs from 50% to 60%.

In addition, recognizing that:

•	each of Mr. Liberty, Mr. Bayley and Ms. Lutoff Perlo continue to lag the market median in total target compensation despite our efforts in recent years to better align them to the market;

•	the Company has performed exceptionally well over the last several years; and

•	each of Mr. Liberty, Mr. Bayley and Ms. Lutoff-Perlo has played and continues to play a critical role in our success,

our Talent and Compensation Committee felt it appropriate to take more aggressive steps to position these leaders to the median of the market in terms of target pay opportunity. As part of this, the Talent and Compensation Committee approved compensation adjustments for Mr. Liberty, Mr. Bayley and Ms. Lutoff-Perlo increasing their total target compensation for 2017 by 39%, 28% and 32%, respectively, as compared to 2016 target compensation.

In structuring these adjustments, the Talent and Compensation Committee weighted the increases most heavily towards long-term and performance-based compensation. As an example, in 2016, the percentage of compensation tied to performance metrics for these NEOs (annual incentive bonus and performance shares) comprised approximately 50% of target compensation on average. In 2017, their average percentage of performance-based target compensation has increased to 57%. Similarly, the average percentage of long-term incentive compensation has increased for these NEOs from approximately 53% in 2016 to approximately 57% in 2017.

The Talent and Compensation Committee believes that these changes will help to maintain stability among our key leaders and continue to enhance their focus on long-term performance and results.

Stock Ownership Guidelines

We recognize the importance of aligning our management’s interests with those of our shareholders. As a result, the Board, at the recommendation of the Talent and Compensation Committee, has established stock ownership guidelines for all of our officers. Under these guidelines, which were increased in February 2014 in an effort to align with the highest market standards, the NEOs are expected to accumulate over a period of time Company stock having a fair market value equal to the multiples of their base salaries as shown in the table below. For purposes of determining compliance with the guidelines, officers are permitted to include derivative forms of Company equity, such as unvested and vested stock options, unvested restricted stock units and unvested performance shares following completion of the performance period. In 2015, the guidelines were amended to require that officers retain at least 50% of the net after-tax shares received upon the vesting and exercise of equity incentive awards until their target ownership is reached. The following table sets forth the current stock ownership guideline requirement for the NEOs:

Name	Stock Ownership Guideline (as a multiple of base salary)
Richard D. Fain	8 times
Jason T. Liberty	5 times
Adam M. Goldstein	5 times
Michael W. Bayley	5 times
Lisa Lutoff-Perlo	5 times

Other Elements of Compensation

In an effort to offer our employees a competitive remuneration package, we provide them with certain retirement, medical and welfare benefits, including a qualified defined contribution plan (the “Retirement Plan”). The NEOs are eligible to participate and/or receive such benefits on a basis commensurate with that of other employees.

Effective January 1, 2009, as a result of the implementation of Section 457A of the U.S. Internal Revenue Code, all of our non-qualified deferred compensation plans were amended to not allow for any new contributions and to provide for the distribution of vested amounts deferred under such plan prior to January 1, 2009 on or prior to December 31, 2017. In addition, since January 1, 2009, as a result of Section 457A, in lieu of contributions to the Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan (the “SERP”), each NEO receives, on an annual basis, a lump-sum cash payment of the benefits that would have been accrued under the SERP for services in a given year but for a change in tax laws. Amounts earned in 2016 in lieu of the SERP benefit are disclosed in the Summary Compensation Table — All Other Compensation column, as further detailed in the “2016 All Other Compensation Table.”

We also offer the NEOs certain perquisites which include: Company paid automobile leases, discounts on Company cruises, annual executive physicals and travel expenses for guests accompanying executives on business travel. Our executives who have been on international assignment are also eligible to receive tax equalization and preparation assistance. Our NEOs also receive life insurance coverage equal to five times their annual base salary.

Severance

We have entered into Employment Agreements with each of the NEOs. These agreements provide for severance benefits in connection with various termination of employment scenarios, which are discussed in this proxy statement under the heading “Employment Agreements.”

We currently do not specifically provide for enhanced severance benefits if termination should follow a change-of-control of the Company. However, the Talent and Compensation Committee may, in its discretion, accelerate the vesting of long-term incentive awards in connection with a change-of-control, and the vesting of long-term incentive awards will occur automatically in the event of a qualifying termination within 18 months following a change-of-control.

Impact of Tax

Our 2008 Equity Plan complies with the requirements for “qualified performance-based compensation” under Section 162(m) of the U.S. Internal Revenue Code. To maintain flexibility, the Talent and Compensation Committee has the discretion to grant awards under the 2008 Equity Plan that are intended to qualify as “performance-based” compensation and to grant awards that are not intended to meet these requirements.

Our Executive Bonus Plan does not comply with Section 162(m), as it would require our Executive Bonus Plan awards to be entirely formulaic and not allow for any discretion in determining individual performance. We believe our Executive Bonus Plan is closely aligned to Company performance and also appropriately rewards our executives for their individual contributions to the Company’s success. Although our Executive Bonus Plan is subject to the deduction limitations under Section 162(m) with respect to our U.S. income, the financial impact of these limitations is immaterial.

Governance and Process

Our executive compensation program is overseen by the Talent and Compensation Committee of our Board. Talent and Compensation Committee members are appointed by our Board and meet the independence and other requirements of the NYSE and other applicable laws and regulations. Talent and Compensation Committee members are selected based on a variety of factors, including their knowledge and experience in compensation matters.

As provided for in its charter, the Talent and Compensation Committee has sole discretion to retain a compensation consultant and is directly responsible for the appointment, compensation and oversight or such consultant’s work. The Talent and Compensation Committee has retained Willis Towers Watson as its independent compensation consultant and has asked Willis Towers Watson to regularly provide independent advice on the following:

•	the composition of our Market Comparison Group;

•	our compensation plan risk;

•	current trends in executive and director compensation design; and

•	the overall levels of compensation and types and blend of various compensation elements.

In 2016, Willis Towers Watson also assisted the Talent and Compensation Committee with the design of our amended and restated long-term incentive compensation plan.

Willis Towers Watson has direct access to the Talent and Compensation Committee’s members and advises them regarding matters for which the Talent and Compensation Committee is responsible. Within this framework, Willis Towers Watson has been instructed to work collaboratively with management, including our Chairman & CEO and our Senior Vice President, Chief Human Resources Officer and his staff to gain an understanding of our business and compensation programs to help Willis Towers Watson advise the Talent and Compensation Committee. In addition, Towers Watson also regularly confers with our senior management and human resources department to collect, analyze and present data requested by the Talent and Compensation Committee. The total annual expense for the executive and director compensation advising services provided to us by Willis Towers Watson during 2016 was approximately $275,000.

During 2016, our management separately engaged Willis Towers Watson to provide information technology consulting services and insurance brokerage services. Aggregate fees paid during 2016 for these services were approximately $285,000. The personnel who performed these services for us operated separately and independently of the Willis Towers Watson personnel who performed executive and director compensation-related services for us. While the decision to engage Willis for such other services was made by management, the Talent and Compensation Committee assessed whether the services provided by Willis Towers Watson raised any conflicts of interest pursuant to applicable SEC and NYSE rules and concluded that no such conflicts of interest existed that would prevent Willis Towers Watson from independently advising the Talent and Compensation Committee. We do anticipate that, given the wide scope of services provided by Willis Towers Watson, we may continue to use them to provide insurance and other services outside of executive compensation from time to time. Willis Towers Watson has advised the Talent and Compensation Committee of a number of policies in place to ensure that their executive compensation advice is not influenced by this other work, including that:

•

individuals who are not part of the executive compensation consulting team (other than designated quality reviewers) are precluded from involvement in the development of recommendations regarding the compensation of our executives and directors;

•	executive compensation consultants who advise us on director and executive compensation may not serve in broader relationship-management roles for us; and

•	the compensation paid to Willis Towers Watson executive compensation consultants is not tied to the fees paid, or to the expansion of fees paid, by us.

For each NEO other than the Chairman & CEO, the Talent and Compensation Committee consults with and receives the recommendation of the Chairman & CEO, but the Talent and Compensation Committee is ultimately responsible for determining whether to accept such recommendations. For the compensation related to the Chairman & CEO, the Talent and Compensation Committee meets in executive session and considers the opinion of Willis Towers Watson as well as other criteria identified in this Compensation Discussion & Analysis.

Report of the Talent and Compensation Committee

The Talent and Compensation Committee of the Board of Royal Caribbean Cruises Ltd. has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for 2016.

THE TALENT AND COMPENSATION COMMITTEE

Bernt Reitan, Chairman

John F. Brock

Ann S. Moore

Vagn O. Sørensen

Donald Thompson

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information regarding the compensation to our NEOs for the year ended December 31, 2016.

2016 Summary Compensation Table

				Stock Awards(2)(3)
Name and Principal Position	Year	Salary(1)		On-Cycle Stock Awards		One-Time Stock Awards		Non-Equity Incentive Plan Compensation(4)		Change in Pension Value and NQDC Earnings(5)		All Other Compensation (6)		Total
Richard D. Fain	2016		$1,092,308		$6,441,770		—		$2,740,222		—		$131,384		$10,405,684
Chairman & Chief Executive Officer	2015 2014	$ $	1,038,462 1,000,000	$ $	5,803,644 3,673,186	$	— 4,923,759	$ $	2,426,667 2,246,222	$	— 56,611	$ $	119,796 114,100	$ $	9,388,569 12,013,878
Jason T. Liberty	2016		$592,308		$1,127,080		—		$798,217		$21,980		$88,478		$2,628,062
Executive Vice President, Chief Financial Officer	2015 2014	$ $	511,538 444,231	$ $	765,923 519,248	$	— 716,111	$ $	655,175 508,197	$	— 6,393	$ $	66,801 79,563	$ $	1,999,437 2,273,743
Adam M. Goldstein	2016		$823,077		$1,784,470		—		$1,355,320		$15,520		$103,197		$4,081,584
President and Chief Operating Officer	2015 2014	$ $	830,769 797,115	$ $	1,531,845 1,368,945	$	— 1,432,147	$ $	1,328,100 1,270,337	$	— 31,295	$ $	103,198 110,514	$ $	3,793,912 5,010,354
Michael W. Bayley	2016		$696,154		$2,113,227		—		$938,428		$11,630		$107,334		$3,866,773
President and CEO, RCI	2015 2014	$ $	675,000 598,846	$ $	1,436,142 944,096	$	— 1,909,604	$ $	986,229 861,000	$	— 15,897	$ $	115,934 79,207	$ $	3,213,305 4,408,650
Lisa Lutoff-Perlo	2016		$546,154		$1,033,167		—		$639,532		—		$92,045		$2,310,898
President and CEO, Celebrity Cruises

(1)

Amounts reflect base salary paid during the applicable year in accordance with our bi-weekly payroll cycle. Although there are generally 26 pay periods in each calendar year, depending on the start and end dates of each cycle, there could be a higher (27) or lower (25) number of pay periods in any given year. For example, in 2015, there were 27 pay periods resulting in the “paid” salary amounts reported in the table being higher than actual salary amounts earned during such year.

(2)

The columns titled “Stock Awards” report the fair value of restricted stock unit awards at their grant date in 2016, 2015 and 2014, as applicable, calculated in accordance with the provisions of FASB ASC Topic 718. The columns titled “Stock Awards” also include the value of performance shares. This amount represents the fair value of the performance shares award at the service inception date (i.e. the date the Talent and Compensation Committee authorized the award) based upon the then-probable outcome of the performance conditions (i.e. the target value of the awards). The value of the 2016 performance shares on the service inception date assuming that the highest level of performance conditions will be achieved for Messrs. Fain, Liberty, Goldstein, Bayley and Ms. Lutoff-Perlo is $7,800,022, $1,120,446, $1,773,966, $2,100,788, $1,027,086, respectively. For the assumptions used in valuing these awards for purposes of computing this expense, please see Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2016.

(3)	Does not include the 20,172 shares that were issued in 2014 to Mr. Fain in accordance with his employment agreement.

(4)

Amounts for 2015 (other than Mr. Fain) include a special one-time cash bonus paid to bonus eligible employees based on the Company’s (or, if applicable, brand’s) constant currency net revenue yield performance for 2015 as follows: Mr. Liberty: $17,400, Mr. Goldstein: $36,192 and Mr. Bayley: $151,795.

(5)

Each of the NEOs participated in the Royal Caribbean Cruises Ltd. Retirement Savings Plan as of December 31, 2016. Prior to January 1, 2009, each of the NEOs participated in the Royal Caribbean Cruises Ltd. SERP, and certain of the NEOs participated in the Royal Caribbean Cruises Ltd. Nonqualified Deferred Compensation Plan. In 2016, 2015 and 2014, certain of the NEOs continued to maintain a balance in the SERP and the Deferred Compensation Plan of amounts accrued prior to January 1, 2009. The aggregate above-market earnings on these NEO’s holdings in these plans are listed under the column titled “Change in Pension Value and NQDC Earnings”. The above-market portion of earnings is calculated as the total earnings in the plan, less the earnings that would have been achieved under an annual growth rate equal to 120% of the applicable federal long-term rate at the end of each year.

(6)	Please see the following table entitled “2016 All Other Compensation” for an itemized disclosure of this element of compensation.

2016 All Other Compensation

	Perquisites		Benefits
Name	Auto Lease(1)	Other Perquisites(2)	Life Insurance Policies	Company Contributions to Qualified Deferred Compensation Plans(3)	Benefit Payouts(4)	Total
Richard D. Fain	—	$4,153	$18,000	$26,500	$82,731	$131,384
Jason T. Liberty	$15,797	$12,543	$907	$26,500	$32,731	$88,478
Adam M. Goldstein	$15,176	$1,385	$4,328	$26,500	$55,808	$103,197
Michael W. Bayley	$17,801	$16,802	$3,116	$26,500	$43,115	$107,334
Lisa Lutoff-Perlo	$13,257	$21,549	$2,624	$26,500	$28,115	$92,045

(1)

These amounts include payments or allowance for auto lease, maintenance and repairs, registration and insurance. Since 2014, Mr.Fain has voluntarily elected not to participate in our executive automobile leasing program.

(2)	Other perquisites include discounts on Company cruises, spousal travel, executive physicals and tax assistance related to international assignments.

(3)	Represents Company contributions to the Royal Caribbean Cruises Ltd. Retirement Savings Plan.

(4)

Since January 1, 2009, in lieu of contributions to the SERP, each NEO receives, on an annual basis, a lump-sum cash payment of the benefits that would have been accrued under the SERP for services in a given year but for the adoption of Section 457A of the Internal Revenue Code effective as of January 1, 2009. The amounts included in this column represent amounts payable to the NEOs for service in 2016, all of which are taxable as ordinary income.

Grants of Plan-Based Awards in 2016

The following table provides information for each of the NEOs regarding the range of awards potentially available for service in 2016 under our Executive Short-Term Bonus Plan and equity awards granted in 2016.

2016 Grants of Plan-Based Awards

								All Other Stock Awards: Number of Shares of Stocks or Units	Grant Date Fair Value of Stock Awards
	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Richard D. Fain	2016 2/9/16 2/9/16	— — —	$2,200,000 — —	$6,600,000 — —	— — —	— 58,270 —	— 116,540 —	— — 38,847	$ $	— 3,900,011 2,541,759	(3) (4)
Jason T. Liberty	2016 2/9/16 2/9/16	— — —	$ 600,000 — —	$1,600,000 — —	— — —	— 8,965 —	— 17,930 —	— — 8,965	$ $	— 560,223 566,857	(3) (4)
Adam M. Goldstein	2016 2/9/16 2/9/16	— — —	$1,072,500 — —	$2,860,000 — —	— — —	— 14,194 —	— 28,388 —	— — 14,194	$ $	— 886,983 897,487	(3) (4)
Michael W. Bayley	2016 2/9/16 2/9/16	— — —	$ 805,000 — —	$2,146,667 — —	— — —	— 16,809 —	— 33,618 —	— — 16,809	$ $	— 1,050,394 1,062,833	(3) (4)
Lisa Lutoff-Perlo	2016 2/9/16 2/9/16	— — —	$ 550,000 — —	$1,466,667 — —	— — —	— 8,218 —	— 16,436 —	— — 8,218	$ $	— 513,543 519,624	(3) (4)

(1)	These values represent the target and maximum payouts under the Executive Short-Term Bonus Plan.

(2)

These amounts represent the target and maximum number of shares underlying the performance shares authorized by the Talent and Compensation Committee on the service inception date of February 9, 2016. The actual payout levels for the grants authorized on February 9, 2016 will be set by the Talent and Compensation Committee in early 2019 following the end of the three year performance period. The performance shares vest in one installment on the third anniversary of the service inception date.

(3)

Under the applicable FASB ASC Topic 718 rules, the “grant date” will not be determined until the performance period has been completed because of the discretion provided to the Talent and Compensation Committee to make adjustments to the payout levels. Therefore, the amount reported in the table represents the fair value of the award at the service inception date (i.e. the date the Talent and Compensation Committee authorized the award) based upon the then-probable outcome of the performance conditions (i.e. the target value of the awards). See Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2016, regarding assumptions underlying the valuation of these awards.

(4)

The grant date fair values of the equity awards are calculated in accordance with FASB ASC Topic 718. See Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2016, regarding assumptions underlying the valuation of these awards.

Employment Agreements

We have employment agreements with each of our NEOs. These agreements are intended to enhance the retention and motivation of these key employees and include provisions protecting the Company such as non-competition and non-solicitation clauses. The terms of the employment agreements are summarized below and apply uniformly to all of our NEOs, except that Ms. Lutoff-Perlo’s agreement is with Celebrity Cruises Inc.

Pursuant to each employment agreement, each NEO is entitled to receive an annual base salary, which may be increased, but not decreased, at any time during the term at our sole discretion. Each NEO is also eligible to participate in and receive awards, in our discretion, pursuant to any cash incentive compensation programs and any equity or long-term incentive plans on terms available to similarly situated executives of the Company.

Each NEO’s employment can be terminated by us or by them at any time. If we terminate a NEO’s employment without “cause” or if the NEO resigns for “good reason” (as both terms are defined in the employment agreement), he or she is entitled to (i) two times his or her then current base salary payable over the two-year period following termination, (ii) two times his or her “target” bonus under the annual Executive Short-Term Bonus Plan for the year in which he or she was terminated, generally payable in accordance with our normal bonus payment practices, (iii) continued payment of health and medical benefits for a period of two years commencing on the date of termination, or until such time that he or she commences employment with a new employer, whichever occurs first, and (iv) payment of reasonable professional search fees relating to outplacement. At our sole discretion, each NEO is also eligible to receive a one-time lump-sum termination bonus to be paid two years after the date of termination in an amount not to exceed 50% of his or her base salary as of the date of termination. All of these payments are conditioned on the NEO completing a general release of claims for the benefit of the Company.

If the NEO’s employment is terminated as a result of the NEO’s death or disability, the NEO, or his or her legal representative, is entitled to, within 60 days of the NEO’s death or disability (i) payment in a lump sum of compensation equal to two times his or her base salary in effect at the time of termination of employment, (ii) payment of the “target” bonus he or she would have been entitled to receive in each year during the two year period commencing on the date of termination under the annual Executive Short-Term Bonus Plan and (iii) any death or disability benefit, as applicable, provided in accordance with the terms of the Company’s employee benefit plans then in effect. If the NEO’s employment is terminated for cause, we have no obligation to provide severance payments, except for certain amounts that were earned and unpaid as of the date of termination or as required by law.

Any outstanding equity grants held by the NEO at the time of termination will be treated in the manner provided for in each equity grant. Please see further information regarding treatment of equity grants under the heading “Payment Upon Termination of Employment.”

Each NEO has agreed not to compete with the Company or its affiliates during the term of employment and for two years following termination of employment and to refrain from (i) employing the Company’s or its affiliates’ employees during this period or (ii) soliciting employees, consultants, lenders, suppliers or customers from discontinuing, modifying or reducing the extent of their relationship with the Company during such period. During the term of the Agreements and subsequent thereto, the NEOs agree not to disclose or use any confidential information.

The following table provides information on the holdings of stock options, RSUs and performance shares by the NEOs at December 31, 2016.

Outstanding Equity Awards at 2016 Fiscal Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested		Market Value of Shares or Units of Stock Held that Have Not Yet Vested(1)
Richard D. Fain	81,587	$38.31	2/11/18
	35,012	$25.16	2/8/20
	37,513	$46.18	2/8/21
				152,852	(2)	$12,539,978
Jason T. Liberty				47,871	(3)	$3,927,337
Adam M. Goldstein				96,148	(4)	$7,887,982
Michael W. Bayley	8,412	$38.31	2/11/18
	1,919	$28.90	9/3/18
	2,216	$7.27	2/10/19
	330	$25.16	2/8/20
	471	$31.24	5/18/20
	115	$46.18	2/8/21
				96,524	(5)	$7,918,829
Lisa Lutoff-Perlo				47,591	(6)	$3,904,366

(1)

The market value of unvested stock awards is calculated as of December 30, 2016, as the aggregate number of shares underlying outstanding unvested RSUs and performance shares multiplied by the year end closing stock price of $82.04.

(2)

Includes (i) 12,159 RSUs which vested on February 8, 2017, (ii) 38,847 RSUs which vested on February 9, 2017, (iii) 43,576 performance shares scheduled to vest on the date in 2018 when the Talent and Compensation Committee sets the actual payout level for purposes of such grant and (iv) 58,270 performance shares scheduled to vest on the date in 2019 when the Talent and Compensation Committee sets the actual payout level for purposes of such grant. The performance shares scheduled to vest in 2018 and 2019 included in the table represent the target number of performance shares authorized by the Talent and Compensation Committee in February 2015 and February 2016, respectively.

(3)

Includes (i) 1,042 RSUs which vested on February 8, 2017, (ii) 581 RSUs scheduled to vest on May 20, 2017, (iii) 2,830 RSUs, one-half of which vested on February 5, 2017 and the remainder of which is scheduled to vest on February 5, 2018, (iv) 3,937 RSUs, one-third of which vested on February 6, 2017 and the remainder of which is scheduled to vest in equal installments on February 6, 2018 and February 6, 2019 (v) 8,965 RSUs, one-fourth of which vested on February 9, 2017 and the remainder of which is scheduled to vest in equal installments on February 9, 2018, February 9, 2019 and February 9, 2020, (vi) 9,566 RSUs scheduled to vest on December 12, 2017, (vii) 6,735 performance shares which vested on February 5, 2017, (viii) 5,250 performance shares scheduled to vest on the date in 2018 when the Talent and Compensation Committee sets the actual payout level for purposes of such grant and (ix) 8,965 performance shares scheduled to vest on the date in 2019 when the Talent and Compensation Committee sets the actual payout level for purposes of such grant. The performance shares scheduled to vest in 2018 and 2019 included in the table represent the target number of performance shares authorized by the Talent and Compensation Committee in February 2015 and February 2016, respectively.

(4)

Includes (i) 5,037 RSUs which vested on February 8, 2017, (ii) 7,460 RSUs, one-half of which vested on February 5, 2017 and the remainder of which is scheduled to vest on February 5, 2018, (iii) 7,875 RSUs, one-third of which vested on February 6, 2017 and the remainder of which is scheduled to vest in equal installments on February 6, 2018 and February 6, 2019 (iv) 14,194 RSUs, one-fourth of which vested on February 9, 2017 and the remainder of which is scheduled to vest in equal installments on February 9, 2018, February 9, 2019 and February 9, 2020, (v) 19,131 RSUs scheduled to vest on December 12, 2017, (vi) 17,757 performance shares which vested on February 5, 2017, (vii) 10,500 performance shares scheduled to vest on the date in 2018 when the Talent and Compensation Committee sets the actual payout level for purposes of such grant and (viii) 14,194 performance shares scheduled to vest on the date in 2019 when the Talent and Compensation Committee sets the actual payout level for purposes of such grant. The performance shares scheduled to vest in 2018 and 2019 included in the table represent the target number of performance shares authorized by the Talent and Compensation Committee in February 2015 and February 2016, respectively.

(5)

Includes (i) 2,779 RSUs which vested on February 8, 2017, (ii) 5,145 RSUs, one-half of which vested on February 5, 2017 and the remainder of which is scheduled to vest on February 5, 2018, (iii) 7,383 RSUs, one-third of which vested on February 6, 2017 and the remainder of which is scheduled to vest in equal installments on February 6, 2018 and February 6, 2019 (iv) 16,809 RSUs, one-fourth of which vested on February 9, 2017 and the remainder of which is scheduled to vest in equal installments on February 9, 2018, February 9, 2019 and February 9, 2020, (v) 25,509 RSUs scheduled to vest on December 12, 2017, (vi) 12,246 performance shares which vested on February 5, 2017, (vii) 9,844 performance shares scheduled to vest on the date in 2018 when the Talent and Compensation Committee sets the actual payout level for purposes of such grant and (viii) 16,809 performance shares scheduled to vest on the date in 2019 when the Talent and Compensation Committee sets the actual payout level for purposes of such grant. The performance shares scheduled to vest in 2018 and 2019 included in the table represent the target number of performance shares authorized by the Talent and Compensation Committee in February 2015 and February 2016, respectively.

(6)

Includes (i) 1,389 RSUs which vested on February 8, 2017, (ii) 2,315 RSUs, one-half of which vested on February 5, 2017 and the remainder of which is scheduled to vest on February 5, 2018, (iii) 3,937 RSUs, one-third of which vested on February 6, 2017 and the remainder of which is scheduled to vest in equal installments on February 6, 2018 and February 6, 2019 (iv) 8,218 RSUs, one-fourth of which vested on February 9, 2017 and the remainder of which is scheduled to vest in equal installments on February 9, 2018, February 9, 2019 and February 9, 2020, (v) 12,754 RSUs scheduled to vest on December 12, 2017, (vi) 5,510 performance shares which vested on February 5, 2017, (vii) 5,250 performance shares scheduled to vest on the date in 2018 when the Talent and Compensation Committee sets the actual payout level for purposes of such grant and (viii) 8,218 performance shares scheduled to vest on the date in 2019 when the Talent and Compensation Committee sets the actual payout level for purposes of such grant. The performance shares scheduled to vest in 2018 and 2019 included in the table represent the target number of performance shares authorized by the Talent and Compensation Committee in February 2015 and February 2016, respectively.

Stock Vested in 2016

The following table provides information for the NEOs on RSU and performance share vestings during 2016, including the number of shares acquired upon vesting and the value realized, before payment of any applicable withholding tax and broker commissions. None of the NEOs exercised any stock options in 2016.

Stock Vested in 2016

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Richard D. Fain	205,902	$13,886,132
Jason T. Liberty	8,944	$612,781
Adam M. Goldstein	33,922	$2,283,805
Michael W. Bayley	19,562	$1,324,623
Lisa Lutoff-Perlo	9,987	$675,702

2016 Nonqualified Deferred Compensation and Nonqualified Defined Contribution Retirement Plans

2016 Nonqualified Deferred Compensation and Nonqualified Defined Contribution Retirement Plans

Name (1)	Plan Name	Executive Contribution in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Richard D. Fain	Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan (“SERP”)	—	—	$23,708	—	$484,369
Jason T. Liberty	SERP	—	—	$1,774	—	$14,981
Lisa Lutoff-Perlo	SERP	—	—	$398	—	$6,569

(1)	All other NEOs have previously received distributions of the full amounts accrued under any such plans prior to 2009.

Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan (the “SERP”).    The SERP was originally established as a nonqualified (unfunded), non-contributory plan established for a select group of executives or highly compensated employees subject to Internal Revenue Code limitations on the benefits they are able to accrue under the Royal Caribbean Cruises Ltd. Retirement Savings Plan, our qualified defined contribution plan (the “Retirement Plan”). This plan was designed to provide the participants with the benefits lost under the Retirement Plan because of the application of Section 401(a)(17) of the Internal Revenue Code, using the same contribution percentage and vesting service as under the Retirement Plan. For 2016, based upon his or her years of service to the Company and but for the Section 401(a)(17) limitations, each NEO would have been entitled to a Company contribution to the Retirement Plan in an amount equal to 10% of his or her base salary. Accordingly, as originally designed, the Company contribution to the SERP for each NEO during 2016 would have equaled the difference between the applicable percentage of his 2016 base salary and the IRS maximum compensation limit under the Retirement Plan for 2016. Following changes in U.S. tax laws affecting nonqualified deferred compensation plans for certain companies, including the Company, effective January 1, 2009, payment of amounts that would have been contributed to the SERP for each executive for services in a given year are made directly to the participant in the first quarter of the following year. These payments to the NEOs for 2016 are disclosed in the Summary Compensation Table—All Other Compensation column, as further detailed in the “2016 All Other Compensation Table.” The amounts reflected in the “2016 Nonqualified Deferred Compensation and Nonqualified Defined Contribution Retirement Plans” table for the SERP reflect amounts accrued prior to January 1, 2009 but not yet distributed. These amounts must be distributed to participants, based upon their previously made election, on or before December 31, 2017.

Payments Upon Termination of Employment

The following table represents payments and benefits to which the NEOs would be entitled upon termination of their employment in accordance with their employment agreements and our equity plans and agreements. Termination of employment is assumed to occur, for purposes of this table, on December 31, 2016. The table does not include amounts a NEO would be entitled to without regard to the circumstances of termination, such as vested equity awards or accrued retirement benefits (if retirement eligible) and deferred compensation. Please see the “Outstanding Equity Awards at 2016 Fiscal Year End” and “2016 Nonqualified Deferred Compensation and Defined Contribution Retirement Plans” tables for more information. In most cases, the NEOs’ entitlements upon termination of employment are governed by their employment agreement with the Company. These arrangements are described under the heading “Employment Agreements.” In addition, the treatment of outstanding equity awards, which are unvested as the time of termination, are treated in accordance with the agreement and plan applicable for the particular award, as described below. We do not provide any cash payments in the event of a change of control absent an employment termination nor do we increase the amount of cash severance that would be due to a NEO in the event of his termination of employment in connection with a change of control.

2016 Payments Upon Termination of Employment

		Termination Type
Name	Benefit	Voluntary Quit	Death or Disability	Termination w/o Cause or for Good Reason	Involuntary Termination for Cause	“Change of Control Termination”	Retirement
Richard D. Fain	Severance Payment	—	$2,200,000	$2,200,000	—	$2,200,000	—
	Settlement of Outstanding Annual Bonus Award	—	$4,400,000	$4,400,000	—	$4,400,000	—
	Settlement of Outstanding Equity Awards (Restricted Stock Units and Performance Shares)	—	$12,539,978	—	—	$12,539,978	—
	Medical and Dental Benefits Continuation	—	—	$14,641	—	$14,641	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$19,139,978	$6,639,641	$0	$19,179,619	$0

Jason T. Liberty	Severance Payment	—	$1,200,000	$1,200,000	—	$1,200,000	—
	Settlement of Outstanding Annual Bonus Award	—	$1,200,000	$1,200,000	—	$1,200,000	—
	Settlement of Outstanding Equity Awards (Restricted Stock Units and Performance Shares)	—	$3,927,337	—	—	$3,927,337	—
	Medical and Dental Benefits Continuation	—	—	$21,301	—	$21,301	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$6,327,337	$2,446,301	$0	$6,373,638	$0

Adam M. Goldstein	Severance Payment	—	$1,650,000	$1,650,000	—	$1,600,000	—
	Settlement of Outstanding Annual Bonus Award	—	$2,145,000	$2,145,000	—	$2,145,000	—
	Settlement of Outstanding Equity Awards (Restricted Stock Units and Performance Shares)	—	$7,887,982	—	—	$7,887,982	—
	Medical and Dental Benefits Continuation	—	—	$21,301	—	$21,301	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$11,682,982	$3,841,301	$0	$11,729,283	$0

Michael W. Bayley	Severance Payment	—	$1,400,000	$1,400,000	—	$1,400,000	—
	Settlement of Outstanding Annual Bonus Award	—	$1,610,000	$1,610,000	—	$1,610,000	—
	Settlement of Outstanding Equity Awards (Restricted Stock Units and Performance Shares)	—	$7,918,829	—	—	$7,918,829	—
	Medical and Dental Benefits Continuation	—	—	$21,301	—	$21,301	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$10,928,829	$3,056,301	$0	$10,975,130	$0

Lisa Lutoff-Perlo	Severance Payment	—	$1,100,000	$1,100,000	—	$1,100,000	—
	Settlement of Outstanding Annual Bonus Award	—	$1,100,000	$1,100,000	—	$1,100,000	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Stock Units and Performance Shares)	—	$3,904,366	—	—	$3,904,366	—
	Medical and Dental Benefits Continuation	—	—	$14,641	—	$14,641	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$6,104,366	$2,239,641	$0	$6,134,007	$0

With respect to the treatment of outstanding equity awards, generally, for each NEO, unvested stock options, restricted stock units and performance shares will vest and be exercisable, or settled, as applicable, in the event of the executive’s death or disability, as well as in the event of termination of the executive’s employment by the Company without “cause” or by the executive for “good reason” within 18 months following a “change of control” (as such terms are defined in the applicable equity incentive plan). With respect to the performance shares, if death or disability occurs during the performance period, the performance shares will vest based on the target number of shares underlying the award. If the NEO’s employment is terminated without “cause” or by the executive for “good reason” within 18 months following a “change of control”, the performance shares will vest based upon the Talent and Compensation Committee’s then best estimate of the shares that will be awardable at the end of the performance period.

Compensation Risk

In order to assess the risk inherent in the design of our compensation plans, policies and programs, management regularly undertakes a comprehensive inventory of all plans and programs. In accordance with screening methodology approved by the Talent and Compensation Committee, in early 2017, management reviewed each plan and program for risk features and presented its findings to the Talent and Compensation Committee. Based on this review, management and the Talent and Compensation Committee believe that the nature of our business, and the material risks we face, are such that the compensation plans, policies and programs we have put in place are not reasonably likely to give rise to risks that would have a material adverse effect on our business. We believe our compensation programs and decisions include qualitative factors which restrain the influence that an overly formulaic approach may have on excessive risk-taking by management.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our shareholders have the opportunity to cast an annual advisory vote to approve the compensation of our named executive officers.

As described in detail under the heading “Compensation Discussion and Analysis,” we adhere to a pay-for-performance philosophy and, to this end, our executive compensation programs are designed to align the interests of our executives with the interests of our shareholders, recruit, retain and motivate a talented and high-performing management team and reward our NEOs for their positive contributions to both short-term and long-term corporate performance. Shareholders are urged to read the Compensation Discussion and Analysis, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs. The vote is advisory, which means that the vote is not binding on the Company, our Board or the Talent and Compensation Committee. To the extent there is any significant vote against our NEO compensation as disclosed in this proxy statement, the Talent and Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

Accordingly, we ask our shareholders to vote on the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the overall compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosures set forth in the proxy statement for this Annual Meeting.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3 — ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

Applicable SEC rules require that, at least once every six years, shareholders be given the opportunity to vote on an advisory basis regarding the frequency (i.e. annually, every two years or every three years) of future shareholder advisory “say-on-pay” votes on the compensation of our named executive officers.

Our shareholders voted on a similar proposal in 2011 with the majority voting to hold the say-on-pay vote once every three years. Notwithstanding this, the Talent and Compensation Committee adopted an annual vote as it believed such practice was in accord with best market practices and, more importantly, allowed shareholders to provide valuable input on our compensation philosophy, policies and practices. We continue to believe that say-on-pay votes should be conducted every year so that our shareholders may annually express their views on our executive compensation program.

As an advisory vote, this proposal is not binding on the Company, our Board, or the Talent and Compensation Committee. However, the Talent and Compensation Committee and the Board value the opinions expressed by shareholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting a say-on-pay vote.

Shareholders may cast their advisory vote to conduct advisory votes on executive compensation every “One Year,” “Two Years,” or “Three Years,” or may “Abstain.”

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE OPTION OF “ONE YEAR” AS THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL 4 — RATIFICATION OF PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our principal independent auditor for the fiscal year ending December 31, 2017. PricewaterhouseCoopers LLP has served in this capacity for over 25 years. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to questions from the shareholders and to make a statement if the representative desires to do so.

Although ratification by the shareholders of the appointment of our principal independent auditor is not legally required, the Board believes that such action is desirable. If the shareholders do not approve this proposal, the Audit Committee will consider selecting another independent registered public accounting firm for fiscal year 2017 and future fiscal years.

Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2016 and 2015 were:

	2016	2015
Audit fees	$2,840,614	$2,646,380
Audit-related fees	183,281	184,447
Tax fees	65,777	97,858
All other fees	7,740	7,750

Total	$3,097,412	$2,936,435

Pursuant to the terms of its charter, the Audit Committee approves all audit and audit-related engagement fees and terms and all non-audit engagements with the principal independent auditor. The Chairman of the Audit Committee also has the authority to approve any non-audit engagements with the independent registered public accounting firm but must report any such approvals to the Audit Committee at its next meeting. Our Audit Committee was not called upon in the fiscal years ended December 31, 2016 or 2015 to approve, after the fact, any non-audit, review or attest services pursuant to the pre-approval waiver provisions of the auditor independence rules of the SEC and the Audit Committee charter.

The audit fees for the fiscal years ended December 31, 2016 and 2015 were for professional services rendered for the integrated audits of the Company’s consolidated financial statements and system of internal control over financial reporting, quarterly reviews, statutory audits required by foreign jurisdictions, consents and review of documents filed with the SEC.

The audit-related fees for the fiscal years ended December 31, 2016 and 2015 were primarily for the audits of employee benefit plans and other attest services.

Tax fees for the fiscal year ended December 31, 2016 and 2015 were for services performed in connection with international tax compliance and transfer pricing services. The tax fees for the fiscal year ended December 31, 2015 reflect an increase of $10,000 of additional fees that were invoiced in 2016.

All other fees for the fiscal year ended December 31, 2016 and 2015 were for subscription fees for accounting and auditing research software.

The Audit Committee has considered and determined that the services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR PRINCIPAL INDEPENDENT AUDITOR FOR THE 2017 FISCAL YEAR.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of four non-management directors, each of whom meets the independence and financial literacy requirements of the New York Stock Exchange. In addition, three of the four members qualify as “audit committee financial experts” as defined by the SEC.

The Audit Committee operates under a written charter adopted by the Board of Directors, which may be accessed on our website at rclcorporate.com/investors. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. In accordance with the charter, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the Company’s financial statements; the qualifications, independence and performance of the Company’s principal independent auditor; the performance of the Company’s internal audit function; and the Company’s compliance with legal and regulatory requirements in connection with the foregoing.

It is the responsibility of the Company’s management to prepare the Company’s financial statements and to develop and maintain adequate systems of internal controls over financial reporting. The internal auditor’s responsibility is to review and, when appropriate, audit the internal controls over financial reporting. The Company’s principal independent auditor has the responsibility to express an opinion on the financial statements and internal controls over financial reporting based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s principal independent auditor all annual and quarterly financial statements prior to their issuance. During 2016, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and management reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the principal independent auditor of matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the principal independent auditor matters relating to its independence, including the written disclosures and letter from the principal independent auditor to the Audit Committee pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services is compatible with maintaining the independence of the principal independent auditor.

The Audit Committee also has reviewed and discussed with management, the internal auditor and the principal independent auditor the Company’s internal controls report and the auditor’s attestation of the report.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

William L. Kimsey, Chairman

Maritza G. Montiel

Bernt Reitan

Vagn O. Sørensen

PROPOSALS OF SHAREHOLDERS FOR NEXT YEAR

Proposals of shareholders intended to be considered for inclusion in our proxy statement for our 2018 Annual Meeting of Shareholders must be received by our Corporate Secretary no later than December 21, 2017 at our executive offices: 1050 Caribbean Way, Miami, Florida 33132. Such proposals will need to comply with SEC regulations regarding the inclusion of shareholder proposals in company sponsored proxy statements. Any proposals for consideration at our next annual meeting of shareholders, but not included in our proxy statement, must be received by the Corporate Secretary of the Company no later than January 22, 2018.

SOLICITATION OF PROXIES

This proxy statement is furnished in connection with the solicitation of proxies by the Company on behalf of the Board. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders for the same type of proxy, personally and by telephone or other electronic means. None of these employees will receive any additional or special compensation for assisting us in soliciting proxies. Okapi Partners has been retained to assist in soliciting proxies at a fee of approximately $10,000, plus distribution costs and other expenses. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

Under the SEC rules, delivery of one proxy statement and annual report to two or more investors sharing the same mailing address is permitted, under certain conditions. This procedure, called “householding”, applies to you if all of the following criteria are met:

(1)	You have the same address as other security holders registered on our books;

(2)	You have the same last name as the other security holders; and

(3)	Your address is a residential address or post office box.

If you meet these criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.

For Registered Shareholders

Only one proxy statement and annual report will be delivered to the shared mailing address. You will, however, still receive separate mailings of important and personal information, as well as a separate proxy card.

What do I need to do to receive just one set of annual disclosure materials?

You do not have to do anything. Unless Broadridge is notified otherwise within 60 days of the mailing of this notice, your consent is implied and only one set of materials will be sent to your household. This consent is considered perpetual, which means you will continue to receive a single proxy statement/annual report in the future unless you notify us otherwise.

What if I want to receive multiple sets of materials?

If you would like to receive multiple sets of materials, call or write Broadridge at 800-542-1061 or 51 Mercedes Way, Edgewood, NY 11717. A separate set of materials will be sent to you promptly.

What if I consent to have one set of materials mailed now, but change my mind later?

Call or write Broadridge to turn off the householding instructions for yourself. You will then be sent a separate proxy statement and annual report within 30 days of receipt of your instruction.

The reason I receive multiple sets of materials is because some of the stock belongs to my children. What happens when they move out and no longer live in my household?

When there is an address change for one of the members of the household, materials will be sent directly to the shareholder at his or her new address.

ANNUAL REPORT ON FORM 10-K

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SEC FOR OUR MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, ROYAL CARIBBEAN CRUISES LTD., 1050 CARIBBEAN WAY, MIAMI, FLORIDA 33132.

ANNEX A TO PROXY STATEMENT

Reconciliation of non-GAAP and GAAP financial measures

In the proxy statement, we have provided certain non-GAAP financial information to aid shareholders in better understanding our executive compensation programs. More specifically, we present Adjusted Earnings per Share for 2016, which adjusts GAAP Earnings per Share to exclude certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For 2016, these items included the net loss related to the elimination of the Pullmantur reporting lag, the net gain related to the sale of the Pullmantur and CDF brands and related costs, restructuring charges and other initiative costs related to our Pullmantur right-sizing strategy and other restructuring initiatives.

Adjusted Earnings per Share for 2016 has been calculated as follows (in thousands, except per share data):

Year Ended December 31, 2016
Net Income	$1,283,388
Net loss related to the elimination of the Pullmantur reporting lag	21,656
Net gain related to the sale of the Pullmantur and CDF Croisières de France brands	(3,834)
Restructuring charges	8,452
Other initiative costs	5,027

Adjusted Net Income	$1,314,689

Weighted-Average Shares Outstanding - Diluted	216,316

Earnings per Share - Diluted	$5.93
Net Adjustment to Net Income	0.15

Adjusted Earnings per Share - Diluted	$6.08

1

ROYAL CARIBBEAN CRUISES LTD.
1050 CARIBBEAN WAY
MIAMI, FL 33132-2096
ATTN: INVESTOR RELATIONS
Vote 24 Hours a Day, 7 Days a Week by Internet, Telephone or Mail.
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
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VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E29044-P90488
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ROYAL CARIBBEAN CRUISES LTD.
The Board of Directors recommends you vote FOR all the listed nominees, FOR Proposals 2 and 4, and 1 YEAR for Proposal 3.
For
Against
Abstain
1. Election of Directors
1a. John F. Brock
1b. Richard D. Fain
1c. William L. Kimsey
1d. Maritza G. Montiel
1e. Ann S. Moore
1f. Eyal M. Ofer
1g. Thomas J. Pritzker
1h. William K. Reilly
1i. Bernt Reitan
1j. Vagn O. Sørensen
1k. Donald Thompson
1l. Arne Alexander Wilhelmsen
For Against Abstain
2. Advisory approval of the Company’s compensation of its named executive officers.
1 Year
2 Years
3 Years
Abstain
3. Advisory vote on the frequency of shareholder votes on executive compensation.
For Against Abstain
4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2017.
NOTE: THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES, “FOR” PROPOSALS 2 AND 4, AND FOR “1 YEAR” ON PROPOSAL 3.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners)Date
V.1.1

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.
E29045-P90488
ROYAL CARIBBEAN CRUISES LTD.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 22, 2017
The undersigned hereby appoints Richard D. Fain and Jason T. Liberty, and each of them, as the undersigned’s attorneys and agents to vote as Proxy for the undersigned, as herein stated, at the annual meeting of shareholders of Royal Caribbean Cruises Ltd. to be held at the JW Marriott Marquis Miami, 255 Biscayne Boulevard Way, Miami, Florida 33131 on Monday, May 22, 2017 at 9:00 A.M., local time, and at any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth on the reverse side and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 18, 2017, and Annual Report to Shareholders for 2016.
Continued and to be signed on reverse side